Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

ASCEND ATHOL RE LLC
a Massachusetts limited liability company
"SELLER"
AND
IIP OPERATING PARTNERSHIP, LP
a Delaware limited partnership
"BUYER"

January 13, 2019

134 Chestnut Hill Avenue
Athol, Massachusetts
Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

EXHIBITS
Exhibit A-1	Site Plan
Exhibit A-2	Legal Description of Project Land
Exhibit B	Seller's Deed
Exhibit C	Bill of Sale
Exhibit D	Certificate of Non-Foreign Status
Exhibit E	Assignment and Assumption of Contracts
Exhibit F	Assignment of Permits, Entitlements and Intangible Property
Exhibit G	General Provisions of Escrow
Exhibit H	Form of Lease

SCHEDULES
1.0	List of Seller's Deliverables
2.0	Environmental Disclosure Statement
3.0	Excluded Property

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

TO:	[REDACTED]
[REDACTED]
[REDACTED]
Attn: [REDACTED]
TEL: [REDACTED]
E-mail: [REDACTED]
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into and effective as of the 13th day of January, 2020, by and between ASCEND ATHOL RE LLC, a Massachusetts limited liability company ("Seller"), and IIP OPERATING PARTNERSHIP, LP, a Delaware limited partnership ("Buyer"), each of whom shall sometimes separately be referred to herein as a "Party" and both of whom shall sometimes collectively be referred to herein as the "Parties." This Agreement constitutes: (a) a binding purchase and sale agreement between Seller and Buyer; and (b) joint escrow instructions to Escrow Agent whose consent appears at the end of this Agreement.
FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, the Parties mutually agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
In addition to those terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:
"Affiliate" shall mean, with respect to any particular Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, the term "control" shall be deemed satisfied to the extent that there exists direct or indirect ownership representing a minimum fifty-one percent (51%) ownership interest.
"Agreement" shall mean this Purchase and Sale Agreement and Joint Escrow Instructions dated as of the 13th day of January, 2020, by and between Seller and Buyer, together with all Exhibits and Schedules attached hereto.
"ALTA" shall mean American Land Title Association.
"ALTA Extended Coverage Policy" shall have the meaning given such term in Section 8.1(c) hereof.
"Asserted Liability" shall have the meaning given to such term in Section 14.2 hereof.
"Assignment and Assumption of Contracts" shall mean the Assignment and Assumption of Contracts, in the form of Exhibit E attached hereto and incorporated herein by reference.
"Assignment of Permits, Entitlements and Intangible Property" shall mean the Assignment of Permits, Entitlements and Intangible Property, in the form of Exhibit F attached and incorporated herein by reference.
"Assumed Contracts" shall have the meaning given to such term in Section 2.1(e) hereof.
"Bill of Sale" shall mean the Bill of Sale, in the form of Exhibit C attached hereto and incorporated herein by reference.
"Books and Records" shall have the meaning given to such term in Section 2.1(f) hereof.

"Buildings" shall mean the five (5) buildings consisting of approximately one hundred seventy-two thousand seven hundred fourteen (172,714) square feet, together with all related facilities and improvements, comprising the Unit.
"Business Day" shall mean a Calendar Day, other than a Saturday, Sunday or a day observed as a legal holiday by the United States federal government or the Commonwealth of Massachusetts.
"Buyer" shall mean IIP Operating Partnership, LP, a Delaware limited partnership, its successors and assigns.
"Buyer's Election Not to Terminate" shall have the meaning given to such term in Section 4.3 hereof.
"Buyer's Election to Terminate" shall have the meaning given to such term in Section 4.2 hereof.
"Calendar Day" shall mean any day of the week including a Business Day.
"Cash" shall mean legal tender of the United States of America represented by either: (a) currency; (b) a cashier's or certified check or checks currently dated, payable to Escrow Agent or order, and honored upon presentation for payment; or (c) immediately available funds wire transferred or otherwise deposited into Escrow Agent's account at Escrow Agent's direction.
"Certificate of Non-Foreign Status" shall mean that certain Certificate of Non-Foreign Status, in the form of Exhibit D attached hereto and incorporated herein by reference.
"Claims Notice" shall have the meaning given to such term in Section 14.2 hereof.
"Closing" shall have the meaning given to such term in Section 8.4 hereof.
"Closing Date" shall have the meaning given to such term in Section 8.4 hereof.
"Closing Deposit" shall have the meaning given to such term in Section 2.2(c) hereof.
"Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenue laws.
"Condemnation Proceeding" shall have the meaning given to such term in Section 8.3(a) hereof.
"Condominium Conversion" shall have the meaning given to such term in Section 8.1(o) hereof.
"Condominium Documents" shall mean (a) the Master Deed of Chestnut Hill Avenue Primary Condominium, (b) the By-Laws of Chestnut Hill Avenue Primary Condominium Association; (c) the Site Plan; and (d) any other related documents or instruments required to convert the Project Land to a condominium in accordance with applicable laws.
"Contracts" shall mean all written or oral: (a) insurance, management, leasing, security, janitorial, cleaning, pest control, waste disposal, landscaping, advertising, service, maintenance, operating, repair, collective bargaining, employment, employee benefit, severance, franchise, licensing, supply, purchase, consulting, professional service, advertising, promotion, public relations and other contracts and commitments in any way relating to the Property or any part thereof, together with all supplements, amendments and modifications thereto; and (b) equipment leases and all rights and options of Seller thereunder, together with all supplements, amendments and modifications thereto.
"Cure Notice" shall have the meaning given to such term in Section 4.1(b) hereof.

"Disapproved Title Exceptions" shall have the meaning given to such term in Section 4.1(b) hereof.
"Disapproved Title Exceptions Notice" shall have the meaning given to such term in Section 4.1(b) hereof.
"Eastern Time" shall mean Eastern Standard Time (or Eastern Daylight Savings Time, whichever shall be in effect at the time in question).
"Effective Date" shall mean, provided that this Agreement has been executed and delivered by both Buyer and Seller, the later of (a) the date this Agreement is executed and delivered by Buyer or (b) the date this Agreement is executed and delivered by Seller, as such dates appear after each Party's signature herein below.
"Environmental Laws" shall mean all present and future federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authorities, which relate to the environment and/or which classify, regulate, impose liability, obligations, restrictions on ownership, occupancy, transferability or use of the Real Property, and/or list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as now or hereafter amended; the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as now or hereafter amended; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as now or hereafter amended; the Clean Water Act, 33 U.S.C. Section 1251, et seq., as now or hereafter amended; the Clean Air Act, 42 U.S.C. Section 7901, et seq., as now or hereafter amended; the Toxic Substance Control Act, 15 U.S.C. Sections 2601 through 2629, as now or hereafter amended; the Public Health Service Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended; the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended; the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., as now or hereafter amended; the Oil Pollution Act, 33 U.S.C. Section 2701, et seq., as now or hereafter amended; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001, et seq., as now or hereafter amended; the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq., as now or hereafter amended; the Federal Insecticide, Fungicide and Rodenticide Act, 15 U.S.C. Section 136, et seq., as now or hereafter amended; the Medical Waste Tracking Act, 42 U.S.C. Section 6992, as now or hereafter amended; the Atomic Energy Act of 1985, 42 U.S.C. Section 3011, et seq., as now or hereafter amended; and any similar federal, state or local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto and other state and federal laws relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any Hazardous Materials.
"Escrow" shall have the meaning given to such term in Article 3 hereof.
"Escrow Agent" shall have the meaning given to such term in the preamble of this Agreement.
"Excluded Property" means the items described on Schedule 3.0 attached hereto and incorporated by reference herein.
"Guarantor" shall mean Ascend Wellness Holdings, LLC, a Delaware limited liability company.
"Guaranty" shall mean the Guaranty in the form attached as Exhibit E to the Lease.
"General Provisions" shall have the meaning given to such term in Article 3 hereof.
"Hazardous Materials" shall mean all hazardous wastes, toxic substances, pollutants, contaminants, radioactive materials, flammable explosives, other such materials, including, without limitation, substances defined as "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "toxic pollutants," "petroleum substances," or "infectious waste" in any applicable laws or regulations including, without limitation, the Environmental Laws, and any material present on the Real Property that has been shown to have significant adverse effects on human health including, without limitation, radon, pesticides, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum products (including any products or by-products therefrom), lead-based paints and any material containing or constituting any of the foregoing, and any such other substances, materials and wastes which are or become regulated by reason of actual or threatened risk of toxicity causing injury or illness, under any Environmental Laws or other applicable federal, state or local law, statute, ordinance or regulation, or which are classified as hazardous or toxic under current or future federal, state or local laws or regulations.
"Improvements" shall mean all buildings, structures, fixtures, trade fixtures, systems, facilities, machinery, equipment and conduits that provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto) and other improvements now or hereafter comprising or situated within the Unit, including, but not limited to the Buildings, together with all water control systems, utility lines and related fixtures and improvements, drainage facilities, landscaping improvements, fencing, roadways and walkways, and all privileges, rights, easements, hereditaments and appurtenances thereto belonging.
"Indemnitees" shall have the meaning given to such term in Section 14.1 hereof.
"Independent Consideration" shall have the meaning given to such term in Section 2.2(b) hereof.
"Initial Deposit" shall have the meaning given to such term in Section 2.2(a) hereof.
"Intangible Property" shall have the meaning given to such term in Section 2.1(c) hereof.
"Investigation Period" shall have the meaning given to such term in Section 4.1 hereof.
"Joiner" shall have the meaning given to such term in Section 15.16 hereof.
"Lease" shall mean the Lease, in the form of Exhibit H attached hereto and incorporated herein by reference.
"Losses" shall have the meaning given to such term in Section 14.1 hereof.
"Material Loss" shall mean any damage, loss or destruction to any portion of the Real Property, the loss of which is equal to or greater than Fifty Thousand Dollars ($50,000.00) (measured by the cost of repair or replacement).
"Monetary Obligations" shall mean any and all liens, liabilities and encumbrances placed, or caused to be placed, of record against the Real Property evidencing a monetary obligation which can be removed by the payment of money, including, without limitation, delinquent real property taxes and assessments, deeds of trust, mortgages, mechanic's liens, attachment liens, execution liens, tax liens and judgment liens. Notwithstanding the foregoing, the term "Monetary Obligations" shall not include and shall specifically exclude the liens, liabilities and encumbrances relating to the Permitted Title Exceptions and any matters caused by any act or omission of Buyer, or its agents or representatives.
"New Title Exceptions" shall have the meaning given to such term in Section 4.1(c) hereof.
"New Title Exceptions Approval Notice" shall have the meaning given to such term in Section 4.1(c) hereof.
"Non-Material Loss" shall mean damage, loss or destruction to any portion of the Real Property, the loss of which is less than Fifty Thousand Dollars ($50,000.00) (measured by the cost of repair or replacement).
"Notice" shall have the meaning given to such term in Section 15.2 hereof.
"Notice of Loss" shall have the meaning given to such term in Section 14.2(c) hereof.

"OFAC" shall have the meaning given to such term in Section 9.17 hereof.
"Party" or "Parties" shall have the meaning given to such terms in the Preamble of this Agreement.
"Permits and Entitlements" shall have the meaning given to such term in Section 2.1(e) hereof.
"Permitted Title Exceptions" shall have the meaning given to such term in Section 4.1(b) hereof.
"Person" shall mean any individual, corporation, partnership, limited liability company or other entity.
"Personal Property" shall have the meaning given to such term in Section 2.1(b) hereof.
"Preliminary Title Report" shall have the meaning given to such term in Section 4.1(b) hereof.
"Project Land" shall mean those certain parcels of real property located in the City of Athol, County of Worcester, Commonwealth of Massachusetts, the legal description of which is set forth on Exhibit A-2 attached hereto and incorporated herein by reference.
"Property" shall have the meaning given to such term in Section 2.1 hereof.
"Proration Date" shall have the meaning given to such term in Section 11.2(a) hereof.
"Purchase Price" shall have the meaning given to such term in Section 2.2 hereof.
"Real Property" shall have the meaning given to such term in Section 2.1(a) hereof.
"Seller" shall mean Ascend Athol RE LLC, a Massachusetts limited liability company.
"Seller's Deed" shall mean the Quitclaim Deed, in the form of Exhibit B attached hereto and incorporated herein by reference.
"Seller's Deliveries" shall have the meaning given to such term in Section 4.1(a) hereof.
"Site Plan" shall mean that certain site plan set forth on Exhibit A-1 attached hereto and incorporated herein by reference, as the same may be amended with Buyer’s written approval.
"Survey" shall have the meaning given to such term in Section 4.1(b) hereof.
"Taxes" shall have the meaning given to such term in Section 11.2(a)(iii) hereof.
"Tenant" shall mean MassGrow, LLC, a Massachusetts limited liability company.
"Title Insurer" shall mean a title company reasonably acceptable to Buyer.
"Transaction Documents" shall mean Seller's Deed, the Bill of Sale, the Certificate of Non-Foreign Status, the Assignment and Assumption of Contracts, the Assignment of Permits, Entitlements and Intangible Property and all other instruments or agreements to be executed and delivered pursuant to this Agreement or any of the foregoing.
"Unit" shall mean Unit 2 as shown on the Site Plan, together with an undivided ownership interest in the General Common Elements (as defined in the Condominium Documents) and any applicable Limited Common Elements (as defined in the Condominium Documents).

ARTICLE 2
PURCHASE, PURCHASE PRICE AND PAYMENT
Section 2.1Purchase and Sale of Property. Subject to the terms and conditions set forth in this Agreement, on the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the following property (collectively, the "Property"):
(a)Real Property. The Unit and the Improvements, together with all of Seller's right, title and interest in, to and under: (i) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Unit and/or the Improvements; (ii) all water rights applicable to the Unit and/or the Improvements; (iii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Unit and/or the Improvements; (iv) all rights to minerals, oil, gas and other hydrocarbons appurtenant to the Unit; and (v) all rights now or hereafter appurtenant to the Unit with respect to the streets, roads, alleys or other public ways adjoining or serving the Project Land, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gaps, gores, culverts and rights of way adjoining or serving the Project Land, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Permitted Title Exceptions (collectively, the "Real Property").
(b)Personal Property. All equipment, facilities, machinery, tools, appliances, fixtures, furnishings, furniture, paintings, sculptures, art, inventories, supplies, computer equipment and systems, telephone equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, fire prevention equipment and systems, and all other items of tangible personal property owned by Seller and located on or about the Real Property or used in conjunction therewith, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Assumed Contracts, but excluding therefrom the Excluded Property (collectively, the "Personal Property").
(c)Intangible Property. All of Seller's right, title and interest in and to all intangible personal property not otherwise described in this Section 2.1 and relating to the Property or the business of owning, operating, maintaining and/or managing the Property, including, without limitation: (i) all warranties, guarantees and bonds from third parties, including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors; (ii) all deposits, reimbursement rights, refund rights, receivables and other similar rights from any governmental or quasi-governmental agency; and (iii) all liens and security interests in favor of Seller, together with any instruments or documents evidencing same, to the extent related to the Unit and related Property (collectively, the "Intangible Property").
(d)Assumed Contracts. All contracts, leases and agreements relating to the business, management and operations of the Property which Buyer has expressly agreed to assume in writing upon the Closing pursuant to a written notice by Buyer delivered to Seller prior to the expiration of the Investigation Period (collectively, the "Assumed Contracts"). In the event Buyer fails to deliver to Seller Buyer's written election to assume one or more of the Contracts pursuant to this Section 2.1(d), such failure shall be deemed to constitute Buyer's election not to assume any of the Contracts.
(e)Permits and Entitlements. Solely to the extent they are transferable, all of Seller's right, title and interest in, to and under: (i) all permits, licenses, certificates of occupancy, approvals, authorizations and orders obtained from any governmental authority and relating to the Real Property or the business of owning, maintaining and/or managing the Real Property, including, without limitation, all land use entitlements, development rights, density allocations, certificates of occupancy, sewer hook-up rights and all other rights or approvals relating to or authorizing the ownership, operation, management and/or development of the Real Property (including but not limited all such rights or approvals necessary and appropriate for the Permitted Use (as defined in the Lease)); (ii) all preliminary and final drawings, renderings, blueprints, plans and specifications (including "as-built" plans and specifications), and tenant improvement plans and specifications for the Improvements (including "as-built" tenant improvement plans and specifications); (iii) all maps and surveys for any portion of the Real Property; (iv) all items constituting the Seller's Deliveries; and (v) any and all other items of the same or similar nature pertaining to the Real Property, and all changes, additions, substitutions and replacements for any of the foregoing, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excluding therefrom the Excluded Property (collectively, the "Permits and Entitlements").
(f)Books and Records. All books and records relating to the business of owning, operating, maintaining and/or managing the Property, including, without limitation, all accounting records, financial records, profit and loss statements and/or statements of expenses of incomes and liabilities, and reports of a similar nature and other records related to the Building, but excluding any documents or information which are deemed in good faith by Seller to be confidential or proprietary (collectively, the "Books and Records).
Section 2.2Purchase Price. The purchase price for the Property ("Purchase Price") shall be the sum of Eight Million Dollars ($8,000,000.00). The Purchase Price shall be payable by Buyer to Seller in accordance with the following terms and conditions:
(a)Initial Deposit. Within three (3) Business Days following the Effective Date, Buyer shall deposit into Escrow the sum of Five Hundred Thousand Dollars ($500,000), in the form of Cash, which amount shall serve as an earnest money deposit ("Initial Deposit"). Buyer may direct Escrow Agent to invest the Initial Deposit in one or more interest bearing accounts with a federally insured state or national bank designated by Buyer and approved by Escrow Agent. Subject to the applicable termination and default provisions contained in this Agreement: (i) the Initial Deposit shall remain in Escrow prior to the Closing; (ii) upon the Closing, the Initial Deposit shall be applied as a credit towards the payment of the Purchase Price; and (iii) all interest that accrues on the Initial Deposit while in Escrow Agent's control shall belong to Buyer. Buyer shall complete, execute and deliver to Escrow Agent a W-9 Form, stating Buyer's taxpayer identification number at the time of delivery of the Initial Deposit. All references in this Agreement to the "Initial Deposit" shall mean the Initial Deposit and any and all interest that accrues thereon while in Escrow Agent's control.
(b)Independent Consideration. Concurrently with Buyer's delivery of the Initial Deposit, Buyer shall deposit into Escrow the additional sum of One Hundred Dollars ($100.00) as independent consideration for Seller's execution of this Agreement (the "Independent Consideration"). Such Independent Consideration shall be non-refundable to Buyer under all circumstances, and upon the Closing, the Independent Consideration, together with all interest that accrues on the Independent Consideration while in Escrow Agent's control, shall be applied as a credit towards the payment of the Purchase Price.
(c)Closing Deposit. The Purchase Price less the Initial Deposit ("Closing Deposit"), shall be paid by Buyer to Escrow Agent, in the form of Cash, pursuant to Section 7.1 hereof, and distributed by Escrow Agent to Seller on the Closing in accordance with the provisions of Section 12.1(c) hereof.
ARTICLE 3
ESCROW
Within three (3) Business Days following the Effective Date, Seller and Buyer shall open an escrow ("Escrow") with Escrow Agent by: (a) Buyer depositing with Escrow Agent the Initial Deposit; and (b) Seller and Buyer delivering to Escrow Agent fully executed counterpart originals of this Agreement and fully executed counterpart originals of Escrow Agents' general provisions, which are attached hereto as Exhibit G ("General Provisions"). The date of such delivery shall constitute the opening of Escrow and upon such delivery, this Agreement shall constitute joint escrow instructions to Escrow Agent, which joint escrow instructions shall supersede all prior escrow instructions related to the Escrow, if any. Seller and Buyer hereby agree to promptly execute and deliver to Escrow Agent any additional or supplementary escrow instructions as may be necessary or convenient to consummate the transactions contemplated by this Agreement; provided, however, that neither the General Provisions, nor any such additional or supplemental escrow instructions shall supersede this Agreement, and in all cases this Agreement shall control, unless the General Provisions or such additional or supplemental escrow instructions expressly provide otherwise.

ARTICLE 4
INVESTIGATION PERIOD; VOLUNTARY TERMINATION; TITLE
Section 4.1Investigation Period. During the time period commencing upon the Effective Date of this Agreement, and terminating at 11:00 p.m. Eastern Time on the date that is thirty (30) Calendar Days after the Effective Date (the "Investigation Period"), Buyer shall have the right to conduct and complete an investigation of all matters pertaining to the Property and Buyer's purchase thereof including, without limitation, the matters described in this Section 4.1.
(a)Seller's Deliveries. Within three (3) Calendar Days following the Effective Date of this Agreement, Seller, at Seller's expense, shall cause to be delivered to Buyer, to the extent within its possession or reasonable control, true, correct and complete copies of all documents, agreements and other information relating to the Property listed on Schedule 1.0 attached hereto and incorporated herein by reference (collectively, the "Seller's Deliveries"). Seller will promptly deliver to Buyer true, correct and complete copies of any supplements and/or updates of Seller's Deliveries to the extent such items are received by Seller prior to Closing. During the Investigation Period, Buyer shall have the right to conduct and complete an investigation of all matters pertaining to Seller's Deliveries and all other matters pertaining to the Property and Buyer's acquisition thereof. In this regard, Buyer shall have the right to contact the Seller's management, governmental agencies and officials and other parties and make reasonable inquiries concerning Seller's Deliveries and any and all other matters pertaining to the Property. Seller agrees to reasonably cooperate with Buyer in connection with Buyer's investigation of Seller's Deliveries and all other matters pertaining to the Property.
(b)Preliminary Title Report/Survey. On or before (i) the expiration of five (5) Business Days following the Effective Date, Seller shall cause to be delivered to Buyer a current preliminary title report covering the Real Property, together with copies of all documents referred to as exceptions therein ("Preliminary Title Report"), from Title Insurer; and (ii) the Closing Date, Buyer shall cause a current ALTA Survey of the Real Property to be prepared by a surveyor licensed under the laws of the state where the Real Property is located, which ALTA Survey shall be in form and substance reasonably satisfactory to Buyer, and which ALTA survey shall be prepared in accordance with the 2011 ALTA/ACSM Minimum Standard Detail Requirements with such Table A items selected by Buyer and any other standards of Buyer ("Survey"). Not later than 8:00 p.m. Eastern Time on the date that is four (4) Business Days before expiration of the Investigation Period, Buyer shall have the right to notify Seller in writing ("Disapproved Title Exceptions Notice") of Buyer's disapproval of any matters set forth in the Preliminary Title Report and the Survey ("Disapproved Title Exceptions"). In the event Buyer timely delivers to Seller a Disapproved Title Exceptions Notice, Seller shall have the right, but not the obligation (except with respect to Disapproved Title Exceptions that constitute Monetary Obligations, as set forth below), to agree to cure one or more of the Disapproved Title Exceptions by giving Buyer written notice ("Cure Notice") of such election not later than 8:00 p.m. Eastern Time on the date that is two (2) Business Days before expiration of the Investigation Period. Following the timely receipt of a Disapproved Title Exceptions Notice from Buyer, if Seller fails to timely deliver a Cure Notice to Buyer, then Seller shall be deemed to have elected not to cure any of the Disapproved Title Exceptions. A Disapproved Title Exception shall be deemed to have been cured if Seller causes such item to be removed from the record title of the Real Property and not listed as a title exception in Schedule B of the ALTA Extended Coverage Policy prior to the Closing or otherwise cures such Disapproved Title Exception as determined by Buyer in Buyer's sole and absolute discretion.
In the event Seller timely elects (or is deemed to have timely elected) not to cure the Disapproved Title Exceptions, then prior to the expiration of the Investigation Period, Buyer may elect: (i) to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof; or (ii) to not terminate this Agreement and the Escrow pursuant to Section 4.3 hereof, in which case those Disapproved Title Exceptions which are not cured and which are not Monetary Obligations which Seller is obligated to cure on or before the Closing pursuant to Section 5.1(f) hereof, shall be deemed to constitute Permitted Title Exceptions.
Following the timely receipt of a Disapproved Title Exceptions Notice from Buyer, if Seller elects to cure one or more of the Disapproved Title Exceptions, then Seller shall have until the last Business Day immediately preceding the Closing Date to cure the applicable Disapproved Title Exceptions. In the event Seller: (A) timely elects to cure the Disapproved Title Exceptions; and (B) fails to timely cure any Disapproved Title Exceptions that Seller has elected to cure on or before the Closing Date, then Seller shall be in default under this Agreement and, in such a case, at any time on or before the Closing Date, Buyer may elect to either: (1) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such Disapproved Title Exceptions (which will be deemed to constitute "Permitted Title Exceptions"); or (2) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.6(a) hereof. Notwithstanding any provision in the Agreement to the contrary, pursuant to Section 5.1(e) hereof, Seller shall be obligated to cure all Monetary Obligations on or before the Closing.
Fee title to the Real Property shall be conveyed by Seller to Buyer subject only to the following exceptions to title (collectively, the "Permitted Title Exceptions"):
(i)Non-delinquent real and personal property taxes and assessments;
(ii)The lien of supplemental taxes, if any;
(iii)Any lien imposed by Buyer;
(iv)The possessory rights of Tenant under the Lease;
(v)The recordable Condominium Documents;
(vi)Any matters set forth in the Preliminary Title Report and the Survey that are approved or waived by Buyer in accordance with the procedures and within the time periods set forth in Section 4.1(b) hereof; and
(vii)All New Title Exceptions approved by Buyer pursuant to Section 4.1(c) hereof.
(c)New Title Exceptions. In the event that prior to the Closing, any new title exceptions are discovered by or revealed to Seller, which new title exceptions were not otherwise set forth or referred to in the Preliminary Title Report ("New Title Exceptions"), Seller shall deliver written notice to Buyer disclosing the existence of such New Title Exceptions, together with copies of all underlying documents. Each such New Title Exception shall be deemed to constitute a Disapproved Title Exception except to the extent Buyer gives Seller written notice of Buyer's approval ("New Title Exceptions Approval Notice") of one or more New Title Exceptions within five (5) Business Days (but in no event later than the Closing Date, which date shall be extended to allow for delivery of the New Title Exceptions Approval Notice two (2) Business Days prior to Closing) after the date of Buyer's receipt of Seller's written notice of the existence of such New Title Exceptions. In the event Buyer timely delivers to Seller a New Title Exceptions Approval Notice, those New Title Exceptions approved by Buyer pursuant to the New Title Exceptions Approval Notice shall be deemed to constitute Permitted Title Exceptions and the remaining New Title Exceptions shall continue to constitute Disapproved Title Exceptions. Seller shall cause all New Title Exceptions which are not approved by Buyer pursuant to a New Title Exceptions Approval Notice (and which are therefore deemed to constitute Disapproved Title Exceptions) to be cured on or before the last Business Day immediately preceding the Closing Date. A New Title Exception shall be deemed to have been cured if Seller causes such item to be removed from record title to the Real Property and not listed as a title exception in Schedule B of the ALTA Extended Coverage Policy prior to the Closing or otherwise cures such New Title Exception as determined by Buyer in Buyer's sole and absolute discretion.
In the event Seller does not timely cure one or more of those New Title Exceptions which are deemed to constitute Disapproved Title Exceptions, then Buyer may elect, at any time on or before the Closing Date, to either: (A) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such New Title Exceptions (which will be deemed to constitute "Permitted Title Exceptions"); or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.6(a) hereof. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term

"Permitted Title Exceptions" include any Monetary Obligations, and Seller hereby agrees to and shall remove all Monetary Obligations on or before the Closing.
(d)Physical Inspection. Subject to the limitations set forth in this Section 4.1(d), during the Investigation Period, Buyer shall have the right, at Buyer's expense and with the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed and may be provided via electronic mail, to make inspections (including tests, surveys and other studies) of the Real Property and all matters relating thereto, including, but not limited to, soils and geologic conditions, location of property lines, utility availability and use restrictions, environmental conditions, the manner or quality of the construction of the Improvements, the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Real Property, the effect of applicable planning, zoning and subdivision statutes, ordinances, regulations, restrictions and permits, the character and amount of any fees or charges that must be paid to further develop, improve and/or occupy the Real Property and all other matters relating to the Real Property. During the Investigation Period, Buyer and its agents, contractors and subcontractors shall have the right to enter upon the Real Property, at reasonable times during ordinary business hours and upon reasonable prior notice, to make inspections and tests as Buyer deems reasonably necessary and which may be accomplished without causing any material damage to the Real Property. Buyer shall return and restore the Real Property to substantially its original physical condition immediately prior to such inspections or tests. Buyer shall provide Seller evidence of its commercial general liability insurance policy covering it and/or any of its agents prior to accessing the Real Property, and provide a minimum of twenty-four (24) hours’ notice to Seller to request access of the Real Property.
(e)Investigation of Permits and Entitlements, Contracts, Intangible Property, Personal Property and Other Property. During the Investigation Period, Buyer shall have the right, at Buyer's expense, to conduct and complete an investigation of all matters pertaining to the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other items of Property and Buyer's acquisition thereof. In this regard, at all times prior to the Closing, Buyer shall have the right to contact governmental officials and other parties and make reasonable inquiries concerning the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other items of Property, and Buyer shall have no liability whatsoever arising from its investigation, unless due to its gross negligence or intentional misconduct. Seller agrees to reasonably cooperate with Buyer in connection with its investigation of the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other matters pertaining thereto.
(f)Investigation of Tenant and any Guarantor. During the Investigation Period, Buyer shall have the right, at Buyer's expense, to conduct and complete an investigation of Seller, Tenant and Guarantor, including but not limited to discussions with Seller’s, Tenant’s or any Guarantor's management, and diligence relating to Seller’s, Tenant's or Guarantor’s financial information, business, prospects, compliance with applicable laws and regulations and any other matters that Buyer, in its sole discretion, deems appropriate.
In the event Buyer disapproves or finds unacceptable, in Buyer's sole and absolute discretion, any matters reviewed by Buyer during the Investigation Period or for any other reason or no reason, Buyer may elect to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof.
Section 4.2Election to Terminate. In the event Buyer desires to terminate this Agreement and the Escrow for any reason or for no reason whatsoever, Buyer may elect to terminate this Agreement and the Escrow at any time: (a) by giving Seller written notice of Buyer's election to terminate this Agreement and the Escrow ("Buyer's Election to Terminate"), not later than 11:00 p.m. Eastern Time on the date of expiration of the Investigation Period; and/or (b) by failing to timely deliver to Seller Buyer's Election Not to Terminate pursuant to Section 4.3 hereof, which failure shall be deemed to constitute Buyer's delivery of Buyer's Election to Terminate this Agreement and the Escrow pursuant to this Section 4.2.
Upon any election (including any deemed election) by Buyer to terminate this Agreement and the Escrow pursuant to this Section 4.2, this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement). Within two (2) Business Days after Buyer delivers Buyer's Election to Terminate to Seller pursuant to this Section 4.2 (or within two (2) Business Days after

Buyer is deemed to have elected to terminate this Agreement and the Escrow pursuant to this Section 4.2, as applicable), and without the need of any further authorization or consent from Seller, Escrow Agent shall cause to be paid to Buyer the Initial Deposit. Seller and Buyer shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any escrow cancellation, title costs (including cancellation costs) or other cancellation costs in connection therewith shall be borne by Seller.
Section 4.3Confidentiality; Public Announcements.
(a)Buyer's Obligations. Buyer shall treat all of Seller's Deliveries as confidential and proprietary information of Seller. Buyer shall hold such information in confidence and shall not disclose such information or materials to any third-parties other than Title Insurer, Escrow Agent and Buyer's attorneys, employees, agents, consultants, contractors, subcontractors, accountants, investors and lenders as deemed reasonably necessary or appropriate by Buyer in Buyer's discretion. The covenants of Buyer set forth in this Section 4.4 shall not apply to any confidential information that: (a) is, or subsequently becomes, part of the public domain other than as a result of a breach of this Agreement by Buyer; (b) was communicated to Buyer from other sources at the time of disclosure by Seller to Buyer and such prior knowledge can be reasonably demonstrated by Buyer; and/or (c) is required by law to be disclosed, including applicable securities laws. Nothing contained herein shall preclude Buyer from disclosing all or any portion of such confidential information or materials: (1) pursuant to or in connection with a judicial order, governmental inquiry, subpoena, or other legal process; (2) as necessary or appropriate in connection with, or in order to prevent, an audit; and/or (3) in order to initiate, defend or otherwise pursue legal proceedings between the Parties in connection with this Agreement. The covenants and agreements of Buyer set forth in this Section 4.4(a) hereof shall terminate and no longer be of any force or effect as of the Closing.
(b)Public Announcements. Neither Seller, nor any of Seller's Affiliates, successors or assigns, shall make any public announcements regarding the existence of this Agreement, the terms of this Agreement and/or the transactions contemplated herein without the prior written approval of Buyer, which approval may be granted or withheld in the sole and absolute discretion of Buyer. Seller further agrees that (1) Buyer may file this Agreement and other documents evidencing the transactions contemplated herein, including a description of the material terms thereof, with the Securities and Exchange Commission without the prior approval of Seller, to the extent deemed necessary or advisable in Buyer's reasonable discretion; and (2) Buyer may issue one or more press releases regarding this Agreement and/or the transactions contemplated herein, to the extent deemed advisable in Buyer's reasonable discretion. The covenants and agreements of Seller set forth in this Section 4.4(b) hereof shall survive the Closing indefinitely.
Section 4.4Election Not to Terminate. In the event Buyer desires not to terminate this Agreement and the Escrow, on or before 11:00 p.m. Eastern Time on the date of expiration of the Investigation Period, Buyer shall deliver written notice to Seller of Buyer's election not to terminate this Agreement and the Escrow ("Buyer's Election Not to Terminate"). In the event Buyer fails to timely deliver to Seller Buyer's Election Not to Terminate in accordance with the provisions of this Section 4.4, such failure shall be deemed to constitute Buyer's delivery of Buyer's Election to Terminate this Agreement and the Escrow in accordance with the terms and conditions of Section 4.2 hereof.

ARTICLE 5
PRE-CLOSING OBLIGATIONS OF SELLER AND BUYER
Section 5.1Seller's Pre-Closing Obligations. Seller hereby covenants and agrees as follows:
(a)Operations. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall operate and manage the Real Property substantially in accordance with its customary practices as of the Effective Date.

(b)Maintenance. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall maintain the Real Property in substantially its present condition as of the Effective Date, subject to normal wear and tear, and Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property.
(c)Notices/Violations. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, Seller shall promptly deliver to Buyer any and all notices and/or other written communications delivered to or received from: (i) any party under any of the Contracts; and/or (ii) any governmental authority. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, Seller shall deliver to Buyer prompt notice of: (A) the occurrence of any inspections of the Property by any governmental authority; (B) any actual or alleged default by a party under any Contract; (C) any notices of violations of laws, ordinances, orders, directives, regulations or requirements issued by, filed by or served by any governmental agency against or affecting Seller, Tenant, Guarantor or any part or aspect of the Property.
(d)Assumed Contracts. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall administer and timely perform all of its material obligations under the Contracts. Furthermore, during the time period commencing upon the date of delivery (or deemed delivery) by Buyer to Seller of Buyer's Election Not to Terminate pursuant to Section 4.3 hereof and terminating on the Closing or the earlier termination of this Agreement, as applicable, Seller shall not terminate, amend or modify any of the Assumed Contracts or enter into any new Contract, without the prior written consent of Buyer in each instance, which consent may be granted or withheld in Buyer's sole discretion. Seller agrees that, except for the Assumed Contracts, prior to the Closing, Seller shall be responsible for terminating all Contracts and other obligations (including, but not limited to, any and all management, listing and/or leasing agreements) relating to the maintenance, operation, management and/or leasing of the Property, and Seller shall be liable for any risks, costs and penalties related to such termination.
(e)Monetary Obligations. Seller shall pay and satisfy in full any and all Monetary Obligations on or before the Closing Date.
(f)New Liens, Liabilities or Encumbrances. Seller shall not cause, grant or permit any new liens, liabilities, encumbrances or exceptions to title to the Property or amend any existing title exceptions without the prior written consent of Buyer in each instance, which consent may be granted or denied in the sole and absolute discretion of Buyer.
(g)Termination of Negotiations. Seller shall terminate all negotiations with any other Person other than Buyer for the sale or disposition of the Property.
Section 5.2Entity Maintenance. For a minimum of thirteen (13) months following the Closing, Seller shall not dissolve or liquidate and shall remain an active entity in good standing in the Commonwealth of Massachusetts.
ARTICLE 6
SELLER'S DELIVERIES
Section 6.1Seller's Deliveries to Escrow Agent at Closing. On or before 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date, Seller shall deliver or cause to be delivered to Escrow Agent the items described in this Section 6.1.
(a)Seller's Deed. One (1) original of Seller's Deed, duly executed and acknowledged by Seller. Pursuant to Section 12.1(a) hereof, all documentary transfer tax information shall be affixed to Seller's Deed after recordation.
(b)Bill of Sale. One (1) original of the Bill of Sale, duly executed by Seller.

(c)Certificate of Non-Foreign Status. One (1) original of the Certificate of Non-Foreign Status, duly executed and acknowledged by Seller.
(d)Assignment and Assumption of Contracts. If there are any Assumed Contracts, two (2) counterpart originals of the Assignment and Assumption of Contracts, duly executed by Seller.
(e)Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of the Assignment of Permits, Entitlements and Intangible Property, duly executed by Seller.
(f)REA Notice. A copy of a letter from Seller to each party to any reciprocal easement and/or other easement or restrictive agreement which effect the Real Property stating that the Real Property has been sold and that all notices under the such agreement relating to the Real Property should now be addressed to Buyer, if any such agreements require such notice.
(g)Seller's Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, such funds as may be required to: (a) discharge all Monetary Obligations; and (b) pay any amounts required to be paid by Seller in accordance with the provisions of Article 11 hereof, in the form of Cash.
(h)Seller's Affidavits; Certificates and Evidence of Authority. (a) Those certificates, affidavits and other documentation that are reasonable and customarily requested by the Title Insurer as a condition to the issuance of the ALTA Extended Coverage Policy; and (b) to the extent required by the Title Insurer, Escrow Agent and/or Buyer, as applicable, evidence that Seller and those acting for Seller have due authority to consummate the transaction contemplated by this Agreement, as modified through the Closing including, without limitation, certified copies of the corporate or other resolutions authorizing the transaction contemplated by this Agreement.
(i)Seller's Closing Statement. Seller's Closing Statement, duly executed by Seller.
(j)Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.
Section 6.2Seller's Deliveries to Buyer at Closing. On or before the Closing, Seller shall deliver to Buyer the items described in this Section 6.2.
(i) Assumed Contracts, Permits and Entitlements and Intangible Property. Copies of all of the Assumed Contracts, Permits and Entitlements and Intangible Property in Seller's possession or control.
(ii)Books and Records. Copies of all of the Books and Records in Seller's possession or control, to the extent not previously delivered by Seller to Buyer.
ARTICLE 7
BUYER'S DELIVERIES
On or before 12:00 p.m. Eastern Time on the Closing Date, Buyer shall deliver to Escrow Agent the items described in this Article 7.
Section 7.1Closing Deposit. The Closing Deposit for the Property pursuant to Section 2.2 hereof.
Section 7.2Assignment and Assumption of Contracts. If there are any Assumed Contracts, two (2) counterpart originals of the Assignment and Assumption of Contracts, duly executed by Buyer.
Section 7.3Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of the Assignment of Permits, Entitlements and Intangible Property, duly executed by Buyer.

Section 7.4Buyer's Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, funds sufficient to pay all amounts required to be paid by Buyer in accordance with the provisions of Article 11 hereof, in the form of Cash.
Section 7.5Buyer's Closing Statement. Buyer's Closing Statement, duly executed by Buyer.
Section 7.6Buyer's Affidavits; Certificates and Evidence of Authority. (a) those certificates and affidavits that are reasonable and customarily requested by the Title Insurer as a condition to the issuance of the title policy for the Property; and (b) to the extent required by the Title Insurer, Escrow Agent and/or Seller, as applicable, evidence that Buyer and those acting for Buyer have due authority to consummate the transaction contemplated by this Agreement, as modified through the Closing including, without limitation, certified copies of the corporate or other resolutions authorizing the transaction contemplated by this Agreement.
Section 7.7Lease Condition. Seller shall have received the following: (i) the Lease, duly executed by Buyer as landlord thereunder.
Section 7.8Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.
ARTICLE 8
CONDITIONS TO CLOSING; CLOSING;
DEFAULT; REMEDIES
Section 8.1Conditions to Obligations of Buyer. The Closing of the transaction contemplated pursuant to this Agreement and Buyer's obligation to purchase the Property are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below, the determination of the satisfaction of which shall be made by Buyer, in its reasonable discretion. Seller hereby acknowledges and agrees that each of the conditions set forth in this Section 8.1 are for the benefit of Buyer and may only be waived by Buyer in its reasonable discretion.
(a)Delivery of Items. Seller shall have timely delivered to Escrow Agent all of the items to be delivered by Seller pursuant to Section 6.1 hereof. Seller shall have timely delivered to Buyer all of the items to be delivered by Seller pursuant to Section 6.2 hereof.
(b)Performance of Obligations. Seller shall have timely performed and satisfied all of the material obligations under this Agreement to be performed by Seller prior to the Closing, including, without limitation, all of Seller's obligations under Section 5.1 hereof.
(c)Title Commitment. Title Insurer is committed to issue an American Land Title Association Owner's Policy of Title Insurance with Extended Coverage (ALTA Form 2006), or its state equivalent, with liability in the amount of the Purchase Price, insuring that fee title to the Real Property is vested in Buyer, subject only to: (i) the exclusions listed in the "Exclusions from Coverage" of the ALTA Extended Coverage Title Policy; and (ii) the Permitted Title Exceptions, together with such endorsements as may be reasonably requested by Buyer including, without limitation, the following endorsements, as applicable: (i) 3.1 zoning with parking; (ii) comprehensive; (iii) restrictions coverage; (iv) access; (v) survey; (vi) subdivision; (vii) utility facility; (viii) contiguity; (ix) separate tax parcel(s); (x) environmental lien; and (xi) removal of the arbitration clause (collectively, the "ALTA Extended Coverage Policy").
(d)Representations and Warranties. All of Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects on the Closing Date as though made at the time of the Closing. Without limiting the foregoing, on or before the Closing Date, Seller shall have delivered to Buyer a written certificate, duly executed by Seller, certifying that all of the representations and warranties of Seller set forth in this Agreement are true and correct as of the Closing.

(e)Litigation. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller or Tenant which results, or reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property and/or in any liabilities or obligations being imposed upon Buyer or the Property, other than the Permitted Title Exceptions.
(f)Bankruptcy. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller, Tenant or Guarantor under the U.S. Bankruptcy Code or any state law for relief of debtors or which results, or which reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property or in any new liabilities or obligations being imposed upon Buyer or the Property.
(g)Damage or Destruction. Subject to Section 8.3 hereof, there shall have been no Material Loss.
(h)Condemnation Proceeding. Subject to Section 8.3 hereof, no Condemnation Proceeding shall have been instituted or be threatened against all or any portion of the Real Property.
(i)Termination of Contracts. Except for any Assumed Contracts that Buyer has expressly agreed to assume at Closing, all of the Contracts that would be binding on Buyer or the Property following the Closing shall have been terminated effective as of a date not later than the Closing Date, and Seller shall have paid all amounts due under such Contracts up to and through the effective date of termination, including, without limitation, any termination fees or similar payments, and neither Buyer nor the Property shall be bound thereby or have any liability or obligations thereunder.
(j)Change in Conditions. There shall have been no adverse change with respect to: (i) the ownership, operation or occupancy or the financial or physical condition of the Property or any part thereof (subject to Section 8.3 hereof).
(k)No Moratorium. No moratorium, statute or regulation of any governmental agency or order or ruling of any court shall have been enacted, adopted or issued after the expiration of the Investigation Period that would adversely affect Buyer's or Tenant's proposed use or development of the Real Property.
(l)Tenant / Guarantor Conditions. From the Effective Date through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a significant adverse effect on the business, financial condition, prospects, assets or results of operations of Tenant or Guarantor.
(m)Lease / Guaranty Conditions. Buyer shall have received the following: (i) the Lease, duly executed by Tenant as the tenant thereunder; and (ii) a Guaranty, duly executed by Guarantor.
(n)Condominium Documents. The Parties shall have agreed upon the form and substance of the Condominium Documents and the Condominium Documents shall have been executed, delivered and recorded, as applicable, in the Worcester County Registry of Deeds. In addition to the foregoing, Title Insurer shall have agreed to insure the easements appurtenant to the Real Property pursuant to the Condominium Documents in the ALTA Extended Coverage Title Policy.
(o)Creation of Condominium. The Project Land (together with all improvements now or hereafter located thereon, including the Real Property) shall have been converted to a condominium project pursuant to Chapter 183A of the Massachusetts General Laws and the Condominium Documents (the “Condominium Conversion”), and the Unit shall have been created in accordance with the Site Plan.
Buyer may waive any of the conditions set forth in this Section 8.1 by delivery of written notice to Seller on or before the Closing. Without limiting the foregoing, Escrow Agent shall assume that each of the conditions set forth in Section 8.1(b) shall have been satisfied as of the Closing Date, unless Buyer shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.
Section 8.2Conditions to Obligations of Seller. The Closing of the transactions contemplated pursuant to this Agreement and the obligation of Seller to sell, convey, assign, transfer and deliver the Property to Buyer are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below, the determination of the satisfaction of which shall be made by Seller, in its sole but reasonable discretion. Buyer hereby acknowledges and agrees that each of the conditions set forth in this Section 8.2 are for the benefit of Seller and may only be waived by Seller in its sole but reasonable discretion.
(a)Delivery of Items. Buyer shall have timely delivered to Escrow Agent all of the items to be delivered by Buyer pursuant to Article 7 hereof.
(b)Performance of Obligations. Buyer shall have performed all of the obligations of Buyer under this Agreement to be performed by Buyer prior to the Closing.
Seller may waive any of the conditions precedent set forth in this Section 8.2 by delivery of written notice thereof to Buyer. Escrow Agent shall assume that each of the conditions set forth in this Section 8.2 shall have been satisfied as of the Closing Date, unless Seller shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.
Section 8.3Casualty; Condemnation Proceeding.
(a)Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Material Loss or Seller shall receive notice of the commencement or the threat of commencement of any eminent domain or condemnation proceeding which involves any portion of the Real Property ("Condemnation Proceeding"), Seller shall immediately notify Buyer of such Material Loss or Condemnation Proceeding and, in such a case: (i) Buyer shall have the right to terminate this Agreement and the Escrow pursuant to the terms of Section 8.5(a) hereof; or (ii) accept the Property in its then-existing condition and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the terms and conditions described in this Section 8.3. In the event of a Material Loss, if Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller shall pay or assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, and Buyer shall be entitled to a credit against the Purchase Price in an amount equal to any insurance deductible. In the event of a Condemnation Proceeding, if Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller shall pay or assign to Buyer on the Closing any amount of compensation, awards or other payments or relief previously paid or payable to Seller resulting from such Condemnation Proceeding. Buyer's termination right or Buyer's acceptance right shall be exercised by written notice to Seller within thirty (30) Calendar Days (but in no event later than the Closing Date) after Buyer receives written notice from Seller of the occurrence of the Material Loss or Condemnation Proceeding.
(b)Non-Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Non-Material Loss, Seller shall immediately notify Buyer of such Non-Material Loss and, in such a case, Buyer shall be obligated to purchase the Property (in its then-existing condition) in accordance with the terms and conditions of this Agreement, subject to the terms and conditions of this Section 8.3(b). In such a case, Seller shall pay and assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, and Buyer shall also be entitled to a credit against the Purchase Price in an amount equal to any insurance deductible, as well as an amount equal to the estimated costs, fees and expenses to repair and/or replace the uninsured portion of the Non-Material Loss. In the event such Non-Material Loss is not covered by insurance, then Buyer shall be entitled to an offset against the Purchase Price in an amount equivalent to the monetary value of such Non-Material Loss.
Section 8.4Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall take place at the offices of Escrow Agent or at such other location as may be mutually agreed upon by Seller and Buyer, upon the tenth (10th) Calendar Day following the expiration of the Investigation Period (as the same may be extended pursuant to this Agreement or by mutual written agreement of the Parties) ("Closing Date").
Section 8.5Failure of Conditions to Closing; No Default by Seller or Buyer.
(a)Failure of Buyer's Closing Conditions. In the event one or more of Buyer's conditions to the Closing set forth in Section 8.1 hereof are not satisfied by Seller or otherwise waived by Buyer on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Buyer shall have the right to extend the Closing Date for such period of time as reasonably necessary for Seller to satisfy such condition, not to exceed sixty (60) Calendar Days in the aggregate, by giving written notice to Seller. If Buyer does not make such election to extend, or if Buyer makes such election but such condition is not satisfied within such extended period, then Buyer shall have the right to terminate this Agreement and the Escrow by giving written notice of such termination to Seller. Upon any election by Buyer to terminate this Agreement and the Escrow pursuant to this Section 8.5(a), the provisions of Section 8.5(c) hereof shall govern.
(b)Failure of Seller's Closing Conditions. In the event one or more of Seller's conditions to the Closing set forth in Section 8.2 hereof are not satisfied by Buyer or otherwise waived by Seller on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Seller shall have the right to extend the Closing Date for such period of time as reasonably necessary for Buyer to satisfy such condition, not to exceed sixty (60) Calendar Days in the aggregate, by giving written notice to Buyer. If Seller does not make such election to extend, or if Seller makes such election but such condition is not satisfied within such extended period, then Seller shall have the right to terminate this Agreement and the Escrow by giving written notice of termination to Buyer. Upon any election by Seller to terminate this Agreement and the Escrow pursuant to this Section 8.5(b), the provisions of Section 8.5(c) shall govern.
(c)Termination Provisions. In the event either party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.5, then: (i) this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement); (ii) Escrow Agent shall immediately cause the Initial Deposit to be paid to Buyer without the need of any further written authorization or consent from Seller; and (iii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent. Any Escrow cancellation, title cancellation and other cancellation charges shall be borne equally by Seller and Buyer.
Section 8.6Failure of Conditions to Closing; Default by Seller or Buyer. In the event either Seller or Buyer defaults in the performance of any of their respective obligations to be performed prior to the Closing, other than in the case of Buyer's termination pursuant to Sections 4.2 or 8.5(a) hereof, and other than in the case of Seller's termination pursuant to Section 8.5(b) hereof, then the non-breaching party may elect the applicable remedies set forth in this Section 8.6, which remedies shall constitute the sole and exclusive remedies of the non-breaching party with respect to a default by the other party under this Agreement.
(a)Remedies of Buyer. In the event Buyer is the non-breaching party, as its sole and exclusive remedy, Buyer may elect to: (i) terminate this Agreement and the Escrow by giving Seller written notice describing Seller's default and setting forth Buyer's election to immediately terminate this Agreement and the Escrow; or (ii) pursue the equitable remedy of specific performance of this Agreement. In the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, then Escrow Agent shall immediately cause the Initial Deposit to be paid to Buyer without the need of any further authorization or consent from Seller pursuant to the provisions of Section 8.6(d) hereof. Furthermore, in the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, Seller shall also reimburse and pay to Buyer an amount equal to all costs, fees and expenses (including legal fees and costs), paid or incurred by Buyer in connection with this Agreement and in connection with its investigation of the Property, subject to a cap of $[***].

(b)Remedies of Seller. In the event Seller is the non-breaching party, as Seller's sole and exclusive remedy, Seller may elect to terminate this Agreement and the Escrow by giving Buyer written notice describing Buyer's default and setting forth Seller's election to immediately terminate this Agreement and the Escrow. In the event Seller elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(b) after expiration of the Investigation Period, the sole and exclusive remedy of Seller for such breach shall be to receive the amount specified as liquidated damages pursuant to Section 8.6(c) hereof. Notwithstanding any provision to the contrary set forth in this Agreement, under no circumstance shall Seller be entitled to pursue the equitable remedy of specific performance in the event that Buyer fails to complete the purchase of the Property in accordance with the terms and conditions of this Agreement.
(c)SELLER'S LIQUIDATED DAMAGES. IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AFTER EXPIRATION OF THE INVESTIGATION PERIOD (OTHER THAN AS A RESULT OF BUYER'S ELECTION TO TERMINATE PURSUANT TO SECTIONS 4.2, 8.5(a) OR 8.6(a) HEREOF, AND OTHER THAN IN THE CASE OF SELLER'S TERMINATION PURSUANT TO SECTION 8.5(b) HEREOF), BY REASON OF THE DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. IN SUCH A CASE, SELLER AND BUYER AGREE THAT IT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE THE AMOUNT OF DAMAGES OF SELLER AS A RESULT OF ANY SUCH BREACH BY BUYER, AND, ACCORDINGLY, AS SELLER'S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY (OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF THIS AGREEMENT), SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE INITIAL DEPOSIT AS LIQUIDATED DAMAGES IN THE EVENT OF A DEFAULT BY BUYER, AND THE PAYMENT OF SUCH LIQUIDATED DAMAGES TO SELLER SHALL CONSTITUTE THE EXCLUSIVE REMEDY OF SELLER ON ACCOUNT OF THE DEFAULT BY BUYER.
_/s/ Francis Perullo______                _/s/ Brian Wolfe__________
SELLER'S INITIALS                BUYER'S INITIALS
(d)Termination Provisions. In the event either Party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.6, then: (i) this Agreement will automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement) without any further acts of either Seller or Buyer; (ii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent; and (iii) Escrow Agent shall immediately cause the Initial Deposit and the Independent Consideration to be distributed and paid in accordance with the provisions of this Agreement. The breaching party hereunder shall pay any and all escrow and title cancellation costs incurred in connection herewith.
(e)Survival. The provisions of this Article 8 shall survive the Closing or any termination of this Agreement.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF SELLER
In addition to the representations, warranties and covenants of Seller contained elsewhere in this Agreement, Seller hereby makes the following representations and warranties, each of which is material and being relied upon by Buyer and shall be true as of the date hereof and as of the Closing:
Section 9.1Organization, Power and Authority. Seller is a Massachusetts limited liability company duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Seller has all requisite power and authority to own the Property, to execute and deliver this Agreement and the Transaction Documents to which Seller is a party, and to perform its obligations hereunder and thereunder and effect the transactions contemplated hereby and thereby. All requisite limited liability company, partnership or other action has been taken to authorize and approve the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party.
Section 9.2No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of the organizational documents of Seller; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Seller is a party or by or to which Seller or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Seller or the Property are or may be bound or subject.
Section 9.3Non-Foreign Status. Seller is not a "foreign person" as such term is defined in Section 1445 of the Code.
Section 9.4Litigation and Condemnation. Seller has not received written notice of and, to the best of Seller's knowledge and belief, there are no: (a) pending or threatened claims, actions, suits, arbitrations, proceedings (including condemnation proceedings) or investigations by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement; and (b) orders, judgments or decrees of any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement.
Section 9.5Liabilities. Upon the Closing, neither Buyer nor the Property will be subject to any liabilities or obligations, whether secured, unsecured, accrued, absolute, contingent or otherwise, that relate to Seller's ownership of the Property prior to the Closing, other than the Permitted Title Exceptions and the Assumed Contracts.
Section 9.6Fees. To the best of Seller’s knowledge, there are no impact, mitigation or similar fees owing or payable in connection with the construction, development, installation and/or operation of the Real Property.
Section 9.7Mechanic's Liens. To the best of Seller's knowledge, there are no fees, dues or other charges which are due, owing or unpaid in connection with the construction of or any repairs to the Real Property. To the best of Seller's knowledge, there are no pending or threatened claims which may or could ripen with the passage of time into a mechanic's lien upon the Real Property as the result of any contract, agreement or work performed on the Real Property.
Section 9.8Contracts and Assumed Contracts. All of the Contracts are terminable without penalty upon not more than thirty (30) Calendar Days' notice (other than Contracts that constitute Permitted Title Exceptions). There are no Contracts with any person or entity relating to the Property which must be assumed by Buyer (or which will be deemed assumed by the Buyer upon the Buyer becoming the owner of the Property), other than the Assumed Contracts and Permitted Title Exceptions. The Assumed Contracts, if any, are in full force and effect and constitute valid and enforceable agreements of Seller, free and clear of all liens, charges, encumbrances and adverse claims, and no event has occurred which with the giving of notice or the passage of time or both would result in a default thereunder. Seller has obtained, or on or before the Closing will have obtained, all requisite consents of third parties to the assignment to and assumption by Buyer of the Assumed Contracts.
Section 9.9Taxes and Assessments. To the best of Seller’s knowledge, there are no pending or threatened improvements, liens, or special assessments made or to be made against the Property by any governmental authority, except as may be identified in the Permitted Exceptions.
Section 9.10Construction and Condition of Improvements. Intentionally deleted.

Section 9.11Financial Statements. Each of the financial statements of Seller, Tenant and Guarantor provided to Buyer pursuant to Section 4.1(a) hereof is prepared in accordance with generally accepted accounting principles.
Section 9.12Compliance with Laws. To the best of Seller's knowledge, Seller and Tenant have each complied, and are currently in compliance with, all federal (except solely with respect to any federal law that directly conflicts with state and local cannabis laws, regulations and ordinances), state and local laws, regulations and ordinances applicable to the development, ownership, operation, maintenance and management of the Real Property, and/or otherwise applicable to Seller or Tenant. Seller has no notice or knowledge of a violation of any such laws, rules or regulations. Seller has no notice or knowledge that any government agency or any employee or official considers the construction of the Real Property or its operation or use to have failed to comply with any law, ordinance, regulation or order or that any investigation has been commenced or is contemplated respecting any such possible failure of compliance. To the best of Seller's knowledge, all existing streets and other improvements, including water lines, sewer lines, sidewalks, curbing and streets at the Real Property either enter the Real Property through adjoining public streets, or, if they enter through adjoining private lands, do so in accordance with valid, irrevocable easements running to the benefit of the owner of the Real Property. Seller has not received from any insurance company or Board of Fire Underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Real Property or its operation.
Section 9.13Environmental Matters. To the best of Seller's knowledge, and except as may otherwise be disclosed in the reports listed on Schedule 2.0 attached hereto and incorporated herein by reference: (i) the Improvements are free from Hazardous Materials; (ii) the soil, surface water and ground water of, under, on or around the Real Property are free from Hazardous Materials; (iii) the Real Property has never been used for or in connection with the manufacture, refinement, treatment, storage, generation, transport or hauling of any Hazardous Material (A) in excess of levels permitted by or (B) in violation of applicable Environmental Laws, nor has the Real Property been used for or in connection with the disposal of any Hazardous Materials; and (iv) the Real Property is now and at all times has been in compliance with all Environmental Laws.
Section 9.14Dependent Properties. To the best of Seller’s knowledge, the continued maintenance, occupancy and operation of the Real Property is not now, and on the Closing Date will not be, dependent to any extent on improvements or facilities located at any other property, and the continued maintenance, occupancy and operation of any other property is not dependent to any extent on improvements or facilities located on the Real Property (including, but not limited to, the Improvements or the Personal Property).
Section 9.15Permits and Entitlements. Seller has obtained, or as of the Closing will have obtained, all governmental permits, licenses, approvals and authorizations (including, but not limited to, the Permits and Entitlements) required for the ownership and maintenance of the Property, and all such permits, licenses, approvals and authorizations (including, but not limited to, the Permits and Entitlements) are in full force and effect, and, to the extent the same are material, are transferable to Buyer.
Section 9.16Utilities. To the best of Seller's knowledge, the Real Property has full access rights and is connected to water, sanitary sewer, storm water, gas, electricity, oil, telephone, cable and other utilities required for the ownership, operation and occupancy of the Real Property, which are sufficient in size and capacity to service and accommodate the reasonably expected needs and operations of the Real Property (including but not limited to the Permitted Use as defined in the Lease).
Section 9.17Prohibited Persons and Transactions. Neither Seller, nor any of its affiliates, nor any of their respective members or partners, and none of their respective officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities.
Section 9.18Integrity of Documents. Seller has furnished to Buyer all items constituting Seller's Deliveries and to the best of Seller’s knowledge, all of the information contained in Seller's Deliveries is true and correct and contains no misrepresentations or omissions of facts.
Section 9.19Condominium Conversion. As of the Closing, the Condominium Conversion and creation of the Unit have been completed in accordance with all applicable laws and no further authorizations or approvals are required for the legal conveyance of the Real Property by Seller to Buyer.
Section 9.20Options to Purchase; Occupancy Rights. Seller has not previously granted any option to purchase the Property or any right of first refusal or similar rights with respect to the Property, and to the best of Seller's knowledge, no such options to purchase or rights of first refusal with respect to the Property are in existence. Seller has not entered into, and has no knowledge, of any lease or similar occupancy agreement with respect to the Real Property that will be binding upon Buyer or the Real Property as of the Closing, except for the Lease to be executed by Tenant and delivered by Seller pursuant to this Agreement.
Section 9.21Intentionally Omitted.
Section 9.22Intentionally Omitted.
Section 9.23Survival. The representations and warranties of Seller set forth in Sections 9.1, 9.2 and 9.17 hereof, as well as the right and ability of Buyer to enforce the same and/or to seek damages for its breach, shall survive the Closing. The representations and warranties of Seller set forth in Sections 9.3 through 9.16, inclusive, and Sections 9.18 through 9.20, inclusive, hereof, as well as the right and ability of Buyer to enforce the same and/or to seek damages for their breach, shall survive the Closing for a period of nine (9) months. All claims, whether known or unknown, for breach by Seller of a representation or warranty as set forth in Sections 9.3 through 9.12, inclusive, and Sections 9.18 through 9.20, inclusive, hereof, must be asserted in writing by Buyer and delivered to Seller on or before the expiration of such nine (9) month period or otherwise such claims shall be invalid and of no force or effect and Seller shall have no liability with respect thereto.
Section 9.24Seller's Representations and Warranties; Reimbursement for Due Diligence Costs. The continued accuracy in all material respects of the aforesaid representations and warranties is a condition precedent to Buyer's obligation to close. If any of said representations and warranties are not correct in all respects at the time the same is made or as of Closing and Seller had no knowledge of such inaccuracy when the representation or warranty was made (or when deemed remade at Closing) or if such warranty or representation becomes inaccurate on or prior to Closing other than by reason of Seller's default hereunder, Buyer may, upon being notified in writing by Seller of such occurrence on or prior to Closing, either: (a) terminate this Agreement and Escrow pursuant to the provisions of Section 8.5(a) hereof; or (b) waive such matter and proceed to Closing. If any of said representations and warranties are not correct in all respects at the time the same is made or as of Closing, and Seller had knowledge of such inaccuracy when the representation or warranty was made, or, by its default hereunder caused the representation or warranty to be inaccurate when deemed remade at Closing, Buyer may either: (i) terminate this Agreement pursuant to the provisions of Section 8.6(a) and recover from Seller all of Buyer's actual out-of-pocket legal and due diligence costs incurred in connection with this Agreement and its review of the Property, subject to a cap of [***]; or (ii) waive such matter and proceed to Closing.

ARTICLE 10
REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS OF BUYER
Buyer hereby makes the following representations and warranties, each of which representation and warranty is: (a) material and being relied upon by Seller; and (b) true, complete and not misleading in all material respects as of the date hereof and as of the Closing.
Section10.1Organization, Power and Authority. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Subject only to obtaining certain internal approvals on or before the expiration of the Investigation Period, (a) Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party, and to perform its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby and (b) all requisite corporate or other action has been taken to authorize and approve the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party.
Section10.2No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of Buyer's organization documents; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Buyer is a party or by or to which Buyer or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Buyer is or may be bound or subject.
Section10.3Survival. The representations, warranties, covenants and agreements contained in this Agreement by Buyer are true, correct and complete and shall be deemed remade by Buyer as of the Closing, with the same force and effect as if made at that time. All representations, warranties, covenants and agreements of Buyer contained in this Article 10, as well as the right and the ability of Seller to enforce them and/or seek damages for their breach, shall survive the Closing for a period of six (6) months. All claims, whether known or unknown, for breach by Buyer of a representation or warranty as set forth in this Article 10 must be asserted in writing by Seller and delivered to Buyer on or before the expiration of such six (6) month period or otherwise such claims shall be invalid and of no force or effect and Buyer shall have no liability with respect thereto.
ARTICLE 11
COSTS, EXPENSES AND PRORATIONS
Section11.1Costs and Expenses.
(a)Seller. Seller shall pay: (i) all recording costs, documentary transfer taxes, deed stamps and similar costs, fees and expenses payable in connection with the recordation of Seller’s Deed; (ii) the cost for the ALTA Extended Coverage Policy; (iii) the cost of the Survey; (iv) one-half (1/2) of Escrow Agent's fees and costs for the Escrow; (v) Seller's share of prorations; (vi) any costs incurred for the Condominium Conversion, including preparation of the Condominium Documents; and (vii) Seller's attorneys' fees.
(b)Buyer. Buyer shall pay: (i) one-half (1/2) of Escrow Agent's fees and costs for the Escrow; (ii) Buyer's share of prorations and the cost of any endorsements to the ALTA Extended Coverage Policy requested by Buyer; and (iii) Buyer's attorneys' fees.
Section11.2Prorations, Costs and Expenses. The Parties acknowledge and agree that the Seller will be responsible for all expenses arising out of the Property prior to Closing and pursuant to the Lease, Seller will be responsible for all expenses arising out of the Property subsequent to Closing. Accordingly, there will be no prorations between Seller and Buyer at Closing.

ARTICLE 12
ACTIONS TO BE TAKEN AT THE CLOSING
Section12.1Actions by Escrow Agent. In connection with the Closing, Escrow Agent shall take the following actions:
(a)Recording. Escrow Agent shall cause the Seller’s Deed (with documentary transfer tax information to be affixed after recording) to be recorded in the Worcester County Registry of Deeds, Commonwealth of Massachusetts, and obtain a conformed copy thereof for distribution to Seller and Buyer:
(b)Title Policy. Escrow Agent shall direct Title Insurer to issue the ALTA Extended Coverage Title Policy to Buyer.
(c)Distribution of Funds. Escrow Agent shall disburse all funds deposited with Escrow Agent by Buyer in payment of the Purchase Price as follows: (i) first, deduct, pay and satisfy all items chargeable to the account of Seller pursuant to Section 11.1 hereof; (ii) second, deduct, pay and satisfy all Monetary Obligations against the Real Property; (iii) third, if, as a result of the prorations and credits pursuant to Article 11 hereof, amounts are to be charged to the account of Seller, deduct the net amount of such charges; and (iv) fourth, disburse the remaining balance of the Purchase Price to Seller promptly upon the Closing. All disbursements by Escrow Agent shall be by wire transfer of immediately available funds to the designated account of the receiving party or shall be by certified or cashier's check of Escrow Agent, as may be directed by the receiving party.
(d)Distribution of Documents to Seller. Title Insurer shall disburse to Seller: (i) counterpart originals of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents, including, without limitation, Seller’s Deed; and (iii) any other documents deposited into Escrow by Seller.
(e)Distribution of Documents to Buyer. Title Insurer shall disburse to Buyer: (i) counterpart originals of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents; and (iii) a copy of all other documents deposited into Escrow by Buyer.
ARTICLE 13
BROKERS
Seller and Buyer hereby represent and warrant to each other that the warranting party has not entered into nor will such warranting party enter into any agreement, arrangement or understanding with any other person or entity which will result in the obligation of the other party to pay any finder's fee, commission or similar payment in connection with the transactions contemplated by this Agreement. Seller and Buyer hereby agree to and shall indemnify, defend and hold harmless the other from and against any and all claims, costs, damages and/or liabilities arising from the breach of the foregoing representation by either Seller or Buyer, as the case may be.
ARTICLE 14
INDEMNIFICATION
Section14.1Indemnification.
(a)Indemnification by Seller. Effective as of the Closing, Seller hereby agrees to and shall reimburse, indemnify, defend (at Buyer's option and with counsel reasonably acceptable to Buyer) and hold harmless Buyer and its affiliates and each of their respective officers, directors, shareholders, members, partners, agents, employees, successors and assigns (collectively, the "Buyer Indemnitees"), from and against any and all claims, liabilities, causes of action, losses, costs, damages, reasonable attorneys' fees, judgments and/or expenses ("Losses"), arising out of, or relating to, the breach by Seller of any of the representations and warranties made by Seller in or under this Agreement or any of the Transaction Documents, up to a total amount of [***].

(b)Indemnification by Buyer. Effective as of the Closing, Buyer hereby agrees to and shall reimburse, indemnify, defend (at Seller’s option and with counsel reasonably acceptable to Seller) and hold harmless Seller and its affiliates and each of their respective officers, directors, shareholders, members, partners, agents, employees, successors and assigns (collectively, the "Seller Indemnitees"), from and against any and all Losses arising out of, or relating to, the breach by Buyer of any of the representations and warranties made by Buyer in or under this Agreement or any of the Transaction Documents, up to a total amount of [***].
Section14.2Notice and Opportunity to Defend.
(a)Notice of Asserted Liability. Following the receipt by one or more of the Buyer Indemnitees or Seller Indemnitees, as applicable (hereinafter, the “Indemnitees”) of written notice of any claims, liabilities, causes of action or any other circumstances that would give rise to a claim for reimbursement or indemnification pursuant to Section 14.1 of this Agreement ("Asserted Liability"), Indemnitees shall give written notice thereof ("Claims Notice") to the applicable indemnifying party hereunder (hereinafter, the "Indemnitor").
Following the receipt of a valid Claims Notice, and without in any way limiting or reducing the obligations of Indemnitor pursuant to Section 14.1 hereof, Indemnitor shall defend (at Indemnitee's option and with counsel reasonably acceptable to Indemnitee) and satisfy such Asserted Liability. All costs, fees and expenses incurred in connection with the defense and satisfaction of such Asserted Liability shall be borne by and be the sole responsibility of Indemnitor.
(b)Opportunity to Defend. Without in any way limiting or reducing the obligations of Indemnitor pursuant to Section 14.1 or Section 14.2(a) hereof, Indemnitees may elect to defend (by their own counsel), compromise and/or satisfy any Asserted Liability. Without in any way limiting or reducing the obligations of Indemnitor pursuant to Section 14.1 or Section 14.2(a) hereof, if Indemnitees elect to defend (by their own counsel), compromise and/or satisfy such Asserted Liability, Indemnitees shall notify Indemnitor of Indemnitees' intent to do so, and Indemnitor shall reasonably cooperate in the defense, compromise and satisfaction of such Asserted Liability. All reasonable costs, fees and expenses incurred in connection with the defense, compromise and satisfaction of any such Asserted Liability shall be borne by and shall be the responsibility of Indemnitor. Furthermore, and without limiting the obligations of Indemnitor pursuant to Section 14.1 or Section 14.2(a) hereof, Indemnitor shall reimburse Indemnitees for all Losses incurred by Indemnitees in connection with any such Asserted Liability.
(c)Timing for Payment. In the event Indemnitees incur any Losses which were not otherwise paid or satisfied by Indemnitor pursuant to this Agreement, Indemnitees shall deliver written notice to Indemnitor advising Indemnitor that Indemnitees have incurred such Losses ("Notice of Loss"). The Notice of Loss shall include an itemization of all of the Losses which Indemnitor is required to pay pursuant to and in accordance with the terms and provisions of this Agreement. Within thirty (30) calendar days after the date of receipt by Seller of the Notice of Loss, Indemnitor shall pay to Indemnitees the aggregate amount of the Losses described in such Notice of Loss. In the event Indemnitor fails to timely pay to Indemnitees the aggregate amount of such Losses, any and all unpaid amounts shall bear interest at the greater of: (a) [***] per annum; or (b) the maximum rate of interest allowable under applicable law, which interest, in either case, shall be deemed to accrue effective as of the date such payment was originally due.
ARTICLE 15
MISCELLANEOUS
Section15.1Assignment. No assignment of this Agreement or either Party’s rights or obligations hereunder shall be made by either Party without first having obtained the other Party’s written approval of any such assignment, which approval may be granted or withheld in the sole and absolute discretion of such Party. Notwithstanding the foregoing, Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer without the prior written consent of Seller. Buyer shall notify Seller of any such permitted assignment no later than three (3) Business Days prior to the Closing Date. Upon any such assignment, Buyer shall be fully released and discharged from any and all liabilities and obligations under this Agreement as of the Closing.

Section15.2Notices. Except as otherwise stated in this Agreement, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) Business Day by delivery utilizing one of the methods described in (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one (1) Business Day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be addressed to the Parties at the following addresses:
(i) Seller's Address. If to Seller, at the following address:
Ascend Athol RE LLC
137 Lewis Wharf
Boston, MA 02110
Attn: Abner Kurtin
Telephone: [REDACTED]
Email: [REDACTED]
With a copy to:
Royer Cooper Cohen Braunfeld LLC
100 N. 18th Street, Suite 710
Philadelphia, PA 19103
Attn: Jennifer Tintenfass, Esq.
Telephone: (610) 629-6223
Email: jtintenfass@rccblaw.com
(ii) Buyer's Address. If to Buyer, at the following address:
IIP Operating Partnership, LP
11440 West Bernardo Court, Suite 100
San Diego, California 92127
Attn: Brian Wolfe, General Counsel
Telephone: [REDACTED]
Email: [REDACTED]
Either Party may, by notice to the other given pursuant to this Section 15.2, specify additional or different addresses for notice purposes. The Parties agree that the attorney for a Party listed above shall have the authority to deliver notices on such Party's behalf.
Section15.3Entire Agreement. This Agreement, including the Exhibits and Schedules referred to herein, are intended by the Parties to be the final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement. This Agreement supersedes all previous representations, arrangements, agreements and understandings by and among the Parties with respect to the subject matter covered by this Agreement including, without limitation, all prior letters of intent executed between Buyer and Seller, and any such representations, arrangements, agreements and understandings are hereby canceled and terminated in all respects.
Section15.4Amendment. No provision of this Agreement may be modified, amended, or supplemented except by an agreement in writing signed by Buyer and Seller.

Section15.5Severability. Any provision of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Agreement shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.
Section15.6Remedies. No waiver of any term, covenant or condition of this Agreement shall be binding unless executed in writing by the party entitled to the benefit of such term, covenant or condition. The waiver of any breach or default of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Agreement. Except as expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to and not exclusive of any other rights, remedies, powers and privileges under this Agreement or available at law, in equity or otherwise. No failure to exercise or delay in exercising any right, remedy, power or privilege shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.
Section15.7Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
Section15.8Attorneys' Fees. Except as otherwise expressly set forth in this Agreement, each Party shall pay its own costs and expenses incurred in connection with this Agreement and such Party's performance under this Agreement, provided, that if either Party commences an action, proceeding, demand, claim, action, cause of action or suit against the other Party arising out of or in connection with this Agreement, then the substantially prevailing Party shall be reimbursed by the other Party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing Party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).
Section15.9Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to Massachusetts' conflict of law principles. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state and federal courts located in the County of Worcester, Commonwealth of Massachusetts.
Section15.10Waiver of Jury Trial. To the extent permitted by applicable laws, the Parties waive trial by jury in any action, proceeding or counterclaim brought by the other Party hereto related to matters arising out of or in any way connected with this Agreement.
Section15.11No Third Party Beneficiary. This Agreement is for the sole benefit of the Parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Agreement shall give or be construed to give any other person or entity any legal or equitable rights.
Section15.12Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the Parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns. Nothing in this Section 15.12 shall in any way alter the provisions of this Agreement restricting assignment.
Section15.13Time of the Essence. Time is of the essence with respect to the performance of every provision in this Agreement.
Section15.14Survivability. Except as otherwise provided in this Agreement to the contrary, the covenants and obligations of the Parties to this Agreement shall survive the Closing indefinitely.
Section15.15Business Days. If the Closing Date or any other date described in this Agreement by which one Party hereto must give notice to the other Party hereto or perform or fulfill an obligation hereunder is a

Calendar Day that is not a Business Day, then the Closing Date or such other date shall be automatically extended to the next succeeding Business Day.
Section15.16Joint Liability. If more than one person or entity executes this Agreement as Seller, then (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Agreement to be kept, observed or performed by Seller, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Seller, and (b) the term "Seller" as used in this Agreement shall mean and include each of them, jointly and severally. Furthermore, all of the covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller in this Agreement and in the Transaction Documents shall be deemed to be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller and Ascend Wellness Holdings, LLC, a Massachusetts limited liability company (the "Joiner"), and may be enforced against either of them, concurrently and successively, in such order as Buyer may determine.
Section15.17Construction. Buyer and Seller have each participated in the drafting and negotiation of this Agreement, and the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Buyer or Seller.
Section15.18Independent Obligations. Notwithstanding anything to the contrary contained in this Agreement, Seller's obligations under this Agreement are independent and shall not be conditioned upon performance by Buyer.
Section15.19Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.
Section15.20Covenant and Condition. Each provision of this Agreement performable by Seller shall be deemed both a covenant and a condition.
Section15.21Reasonable Consent. Whenever consent or approval of either Party is required pursuant to this Agreement, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary in this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth opposite each Party's name below.

SELLER:	ASCEND ATHOL RE LLC,
a Massachusetts limited liability company

	By:	/s/ Francis Perullo
Name: Francis Perullo
Title: Manager

BUYER:	IIP OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

	By:	/s/ Brian Wolfe
Name: Brian Wolfe
Title: Vice President, General Counsel and Secretary

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to: (i) accept the foregoing Agreement; (ii) establish the Escrow and be Escrow Agent under said Agreement; (iii) to make all filings required under Section 6045 of the Internal Revenue Code of 1986, as amended; and (iv) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing.
Dated: January ___, 2020

[REDACTED]

By
Name:
Title:

JOINERS' SEPARATE UNDERTAKING
Pursuant to Section 15.16 of the foregoing Agreement, for value received, the undersigned, Ascend Wellness Holdings, LLC, a Massachusetts limited liability company, hereby acknowledges and agrees that the covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller in the foregoing Agreement and in the Transaction Documents (as defined in the foregoing Agreement) shall be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller and of the undersigned, and may be enforced against Seller and/or the undersigned, concurrently or successively, in such order as Buyer may determine.
The undersigned shall continue to be liable pursuant to this undertaking and the provisions hereof shall remain in full force and effect notwithstanding any modifications or amendment of the foregoing Agreement or the Transaction Documents or any other act, omission or conditions which might in any manner or to any extent vary the risk to the undersigned or might otherwise operate as a discharge or release of a guarantor or surety under any applicable law. The undersigned hereby fully and completely waives, releases and relinquishes (i) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (ii) any and all other defenses and rights arising under applicable law, to the extent waivable; (iii) any and all benefits of any right of discharge under any and all statues or laws relating to a guarantor or surety, and (iv) any defense based upon the impairment, modification, change, release, discharge or limitation of the liability of Seller in bankruptcy, or resulting from or pursuant to, the application of the bankruptcy or insolvency laws of or any decision of any court of the United States or any state thereof. For the avoidance of doubt, the terms and conditions of this Joiner's Separate Undertaking shall survive the Closing.

ASCEND WELLNESS HOLDINGS, LLC

By:	/s/ Francis Perullo
Name:	Francis Perullo
Title:	Manager

EXHIBIT A-1
SITE PLAN
[See attached]
A-1

EXHIBIT A-2
LEGAL DESCRIPTION OF PROJECT LAND
The following parcels of land, with all the factories and mills and all the machinery and equipment thereof, other buildings located thereon with their equipment, except as provided in the Master Deed to which this exhibit is attached, all structures, improvements, water rights, flowage rights, rights of way, easements and all other rights and privileges, hereditaments and appurtenances situated thereon or belonging or appertaining thereto, said parcel of land being bounded and described as follows:
FIRST PARCEL:
A.A certain tract of land lying on Miller's River in Athol, Massachusetts, and bounded on the east and south by land now or late of James W. Cheeney; on the west by land formerly of Waterman A. Fisher, and on the north by high-water mark of said river, by land now or late of Charles W. Davenport.
B.Also a certain other parcel of land situated in said Athol, bounded easterly by Chestnut Hill Avenue; southerly by land of the Fitchburg Railroad, westerly by land formerly of Waterman A. Fisher and by the Cotton Mill Pond, so called, northwesterly and northerly by said Pond and by said Miller's River, said last-described parcel being the same premises conveyed to Sarah E. Cheeney by Charlotte S. Baker by deed dated December 16, 1880, and recorded with Worcester District Registry of Deeds, Book 1085, Page 290, excepting so much of said parcel as has been taken by the Town of Athol or by the Fitchburg Railroad for the purpose of raising the grade of Main Street in said Athol.
C.All land owned by the Mortgagor on said Miller's River, the "Cheeney Water Privilege", so called, and the water rights and flowage rights, connected with and appurtenant to said water privilege.
D.A certain tract of land situated in said Athol bounded and described as follows, viz.:
BEGINNING at a stone bound in the northerly line of Ward Street at corner of land of Mabel M. McNutt;
THENCE    northerly by said MacNutt's west line 192 feet to a bound;
THENCE    easterly in a line parallel with Goddard Street about twenty-six feet to a bound;
THENCE    southerly in a straight line to the place of beginning.
E.A certain tract of land situated on the westerly side of Chestnut Hill Avenue in said Athol, and bounded and described as follows, viz.:
BEGINNING at a bound at the northeasterly corner thereof,
THENCE    southerly in the westerly line of said avenue about one hundred thirty feet to land of Rebecca Osborne;
THENCE    North 68° 15' West about two hundred seventy-four feet to a bound at land now or late of J.B. Cardany Estate;
THENCE    northerly by said Cardany land and land now or late of John Tway about one hundred twenty-six feet to a stone monument at land now or late of Sarah E. Goddard;
THENCE    South 68° 15' East about three hundred six feet to the place of beginning.

Excepting from the operation of this conveyance all rights as granted to James Cotton and others by Walter L. White and Ernest H. White by their deed to the said Sarah E. Goddard, dated December 21, 1892.
Being the same premises conveyed to Edgar T. Ward by the said Sarah E. Goddard by deed dated April 29, 1907, and recorded with said Registry in Book 1854, Page 558.
F.A certain tract of land situated on the easterly side of said Chestnut Hill Avenue, in said Athol, and bounded and described as follows, vix.:
BEGINNING at the northeasterly corner thereof at a stake and stones in the southerly line of Goddard Street;
THENCE    at about a right angle with said southerly line, on land now or late of Herbert S. Goddard, to stake and stones at land of one Bragg;
THENCE    westerly in the line of an old wall, on land of said Bragg and land of Alfred Goddard to land of Frances L. Whitney;
THENCE    northerly by said Whitney land to an angle in the wall;
THENCE    westerly, still on said Whitney land, to the easterly line of said Chestnut Hill Avenue;
THENCE    northerly, in said easterly line of said avenue, to the southerly line of Goddard Street;
THENCE    easterly, in said southerly line of said Goddard Street about five hundred seventy- two feet to the place of beginning.
Excepting from the operation of this conveyance the right of Job Frye and Goodell Goddard, if any exist, as reserved in a deed from Ephraim Goddard to Lewis Thorpe, et al, dated March 2, 1866.
Being the same premises conveyed to Edgar T. Ward by Herbert B. Goddard by deed dated April 29, 1907, and recorded with Worcester District Registry of Deeds, Book 1852, Page 465. But excepting from the foregoing property specifically described such lands thereof and such interests therein as were conveyed out by the following deeds from Union Twist Drill Company: to John McKay, Book 1990, Page 1457, to George R. Starrett, Book 1990, Page 478; to John J. McKay, Book 1998, Page 103; to James Graham, Book 2059, Page 517; to Emma H. Gregson, Book 2059, Page 519; to Mabel MacNutt, Book 2059, Page 556; to Mabel MacNutt, Book 2069, Page 359; to Fred P. Johnson, Book 2069, Page 361, to Robert R. Ray, Book 2069, Page 364, to Sidney M. Greene, Book 2069, Page 366; to Alfred Goddard, Book 270, Page 94; to Napoleon F. Perron, Book 2070, Page 101; to James A. Melivin, Book 2077, Page 520; to Rose A. Duquay, Book 2101, Page 182; to John T. Lee, Book 2108, Page 190; to Arthur E.B. Williams, Book 2118, Page 195; to Mabel F. Kimball, Book 2118, Page 198; to Leo K. Hight, Page 2118, Page 505; to Eugene J. Valhere and Mamie M. Valhere, Book 2154, Page 264, to Albert L. Seely, Book 2167, Page 227; to Margaret M. Macklin recorded in Book 2225, Page 132.
SECOND PARCEL:
A parcel of land situated in said Athol, bounded and described as follows: viz:
BEGINNING at a Worcester Highway Bound in the northerly line of the Vermont and Massachusetts Railroad;
THENCE    by the northerly line of said Railroad counterclockwise on a curve with a radius of 1,824.09 feet a distance of forty-six and 12/100 (46.12) feet to a Worcester Highway Bound;
THENCE    by said northerly line of the Vermont and Massachusetts Railroad, South 54° 31' 30" West twelve and 53/100 (12.53) feet to a Worcester County Highway Bound;

THENCE    by the northerly line of Main Street North 65° 34' 48" West seventeen and 92/100 (17.92) feet to a Worcester Highway Bound;
THENCE    by land of The L.S. Starrett Company, in a northerly direction sixty-nine and 8/10 (69.8) feet to an iron pipe near the south bank of Miller's River;
THENCE    northeasterly by a bank of Miller's River about two hundred twenty-six (226) feet to an iron pipe near a corner of fence formerly of Litton Industrial Products, Inc.;
THENCE    by land nor or formerly of Litton Industrial Products, Inc., southerly along a fence about one hundred seven and 1/2 (107.5) feet to a point;
THENCE    by other land formerly of Litton Industrial Products, Inc. southerly along a fence about sixty-five (65) feet to a point;
THENCE    by other land formerly of Litton Industrial Products, Inc. southerly along a fence about thirty five (35) feet to a point in the northerly line of the Vermont and Massachusetts Railroad;
THENCE    by the northerly line of said Railroad about ninety-three (93) feet to the point of beginning.
The first three courses in the above description are as shown on a 1938 Worcester County Plan of relocation of Main Street, Decree of 1239 Plan H-2661.
For title see deed recorded in Book 9302, Page 323

Together with Declarant’s rights under the Grant of Easement and Agreement by L.P. Athol Corporation dated August 16, 2018, recorded with said Deeds in Book 59288, Page 367.
Being the same premises conveyed to Declarant by deed of MassGrow LLC, dated September 21, 2018, recorded with said Deeds in Book 59457, Page 370.

EXHIBIT B
SELLER'S DEED

RECORDING REQUESTED BY AND WHEN RECORDED MAIL AND SEND TAX BILLS TO: IIP-[____] LLC 11440 West Bernardo Court Suite 100 San Diego, CA 92127 Attn: General Counsel
(SPACE ABOVE FOR RECORDER’S USE)
QUITCLAIM DEED
COMMONWEALTH OF MASSACHUSETTS
WORCESTER COUNTY
THIS QUITCLAIM DEED, made and entered into as of the _____ day of __________, 2020, by and between ASCEND ATHOL RE LLC, a Massachusetts limited liability company (“Grantor”), and IIP-[___] LLC, a Delaware limited liability company, having an address of 11440 West Bernardo Court, Suite 100, San Diego, California 92127 (“Grantee”).
KNOW ALL MEN BY THESE PRESENTS, that Grantor for [_____________________________] Dollars ($______________) paid to it by said Grantee (the receipt and adequacy of which is hereby acknowledged), does by these presents, grant to said Grantee, with Quitclaim Covenants, that certain real estate situated in the County of Worcester and Commonwealth of Massachusetts, and legally described on Exhibit A attached hereto and incorporated herein (the “Property”),
Being the premises known as 134 Chestnut Hill Avenue, Unit 2, in Athol, Massachusetts.
Being a portion of the premises conveyed to the Grantor by deed from MassGrow LLC dated September 21, 2018 and recorded with the Worcester County Registry of Deeds in Book 59457, Page 370.
This conveyance is not a sale of all or substantially all of the assets of Grantor in the Commonwealth of Massachusetts.
(Signature and Acknowledgment appear on the following page)

Executed this ____ day of [___________], 2020.

GRANTOR:

ASCEND ATHOL RE LLC,
a Massachusetts limited liability company

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

_________ County	_____________, 2020
On this date, ___________, 2020, before me, the undersigned notary public, personally appeared _________________, proved to me through satisfactory evidence of identification, which was (personal knowledge) (driver’s license) to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily as ________________ for its stated purpose.

Notary Public
Printed Name:
My Commission Expires

EXHIBIT A
TO QUITCLAIM DEED
LEGAL DESCRIPTION OF REAL PROPERTY
ADDRESS:    134 Chestnut Hill Avenue, Unit 2
Athol, Massachusetts
[LEGAL DESCRIPTION TO BE ADDED]

EXHIBIT C
BILL OF SALE
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ___________________________, a ________________ ("Grantor"), hereby sells, conveys, transfers and releases to ____________________, a __________________ ("Grantee"), the personal property more particularly described in Exhibit 1 attached hereto and incorporated herein by this reference, and all other tangible and intangible personal property located on or used in connection with the ownership, management and/or operation of the real property more particularly described in Exhibit 2 attached hereto and incorporated herein by this reference.
This Bill of Sale is being entered into pursuant to and in accordance with that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated effective [______], 2019, as amended and assigned, by and between Grantor, as "Seller," and Grantee, as "Buyer" ("Purchase Agreement").
EXECUTED and to be made effective as of the date of the Closing, as said term is defined in the Purchase Agreement.

GRANTOR:

By: EXHIBIT - DO NOT SIGN
TITLE

Exhibit 1
To Bill of Sale
Personal Property
All fixtures, trade fixtures, vehicles, machinery, appliances, tools, signs, equipment, systems, telephone equipment and systems, computer equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, inventories, supplies and all other items of tangible and intangible personal property located on or used in connection with the ownership, management and/or operation of the real property described in Exhibit 2 to this Bill of Sale.

Exhibit 2
To Bill of Sale
Legal Description of Real Property
[Legal description to be inserted]

EXHIBIT D
CERTIFICATE OF NON-FOREIGN STATUS
The undersigned, being duly sworn, hereby deposes, certifies and states on oath as follows:
1.That the undersigned, _________________________ ("Transferor"), is duly authorized to execute this Certificate and Affidavit;
2.That Transferor's principal place of business is __________________________;
3.That Transferor is not a "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate," as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the "Code"), and Regulations promulgated thereunder, and is not otherwise a "foreign person," as defined in Section 1445 of the Code;
4.That Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations;
5.That Transferor's United States taxpayer identification number is:____________;
6.That the undersigned is making this Certificate and Affidavit pursuant to the provisions of Section 1445 of the Code in connection with the sale of the real property described on Exhibit 1 attached hereto and incorporated herein by reference, by Transferor to _____________ ("Transferee"), which sale constitutes the disposition by Transferor of a United States real property interest, for the purposes of establishing that Transferee is not required to withhold tax pursuant to Section 1445 of the Code in connection with such disposition; and
7.That the undersigned acknowledges that this Certificate and Affidavit may be disclosed to the Internal Revenue Service and other applicable governmental agencies by Transferee, that this Certificate and Affidavit is made under penalty of perjury, and that any false statement made herein could be punished by fine, imprisonment, or both.
Under penalty of perjury, I declare that I have examined the foregoing Certificate and Affidavit and I hereby certify that it is true, correct and complete.

TRANSFEROR:

By:	EXHIBIT – DO NOT SIGN

Title:
[INSERT NOTARY]
D-1

Exhibit 1
To Certificate of Non-Foreign Status
Legal Description of Real Property
[Legal description to be inserted]
D-2

EXHIBIT E
ASSIGNMENT AND ASSUMPTION OF CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS ("Assignment") is made and dated for reference purposes as of ____________, 20___, by and between ____________________________________ ("Assignor") and _________________________ ("Assignee"), both of whom may be referred to herein as the "Parties."
RECITALS
A.Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of [______], 2020, as amended and assigned (the "Purchase Agreement"). Capitalized terms used in this Assignment without definition shall have the meaning given to such terms in the Purchase Agreement.
B.This Assignment is made pursuant to, as required by, and subject to the terms and conditions of the Purchase Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:
1.Assignment of Contracts. Effective as of the Closing, Assignor hereby assigns, transfers and sets over to Assignee all of Assignor's right, title and interest, in, to and under the contracts and agreements listed or described on Exhibit 1 attached hereto and incorporated herein by reference (the "Assumed Contracts").
2.Assumption of Obligations. Effective as of the Closing, Assignee hereby assumes and agrees to perform all of the obligations, terms and covenants of Assignor under each of the Assumed Contracts, which obligations, terms and covenants accrue on or after the Closing.
3.Indemnification by Assignor. Assignor hereby agrees to reimburse, indemnify, defend and hold harmless Assignee, and its officers, directors, shareholders, employees and agents, for, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising out of or relating to the breach by Assignor of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assumed Contracts, which obligations, terms and/or covenants accrue prior to the Closing.
4.Indemnification by Assignee. Assignee hereby agrees to reimburse, indemnify, defend and hold harmless Assignor, and its partners, affiliates, employees and agents, for, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys' fees) arising out of or relating to the breach by Assignee of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assumed Contracts, which obligations, terms and/or covenants accrue on or after the Closing.
5.Governing Law. This Assignment shall be governed by the laws of the Commonwealth of Massachusetts. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Worcester, Commonwealth of Massachusetts.
6.Binding Effect. This Assignment and the provisions contained herein shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.
7.Attorneys' Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and costs incurred in such action and any appeal therefrom.

8.Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.
9.Counterparts. This Assignment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

By:	EXHIBIT – DO NOT SIGN

Title:

ASSIGNEE:

By:	EXHIBIT – DO NOT SIGN

Title:

Exhibit 1
To Assignment and Assumption of Contracts
Assumed Contracts

EXHIBIT F
ASSIGNMENT OF PERMITS, ENTITLEMENTS
AND INTANGIBLE PROPERTY
THIS ASSIGNMENT OF PERMITS, ENTITLEMENTS AND INTANGIBLE PROPERTY (the "Assignment") is made and dated for reference purposes as of ______________, 20__ and is entered into by ______________________ ("Assignor") in favor of ____________________________ ("Assignee").
RECITALS
A.Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated [______], 2020, as amended and assigned ("Purchase Agreement"). Unless otherwise expressly defined herein, capitalized terms used herein without definition shall have the same meaning given to such terms in the Purchase Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Assignment by Assignor. Effective as of the Closing, Assignor hereby transfers and assigns to Assignee the Intangible Property and the Permits and Entitlements.
2.Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective Parties hereto.
3.Attorneys' Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and costs incurred in such action and any appeal therefrom.
4.Governing Law; Jurisdiction and Venue. This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the Commonwealth of Massachusetts. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Worcester, Commonwealth of Massachusetts.
5.Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
6.Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.
F-1

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

By:	EXHIBIT – DO NOT SIGN

Title:

ASSIGNEE:

By:	EXHIBIT – DO NOT SIGN

Title:
F-2

EXHIBIT G
GENERAL PROVISIONS OF ESCROW
THESE GENERAL PROVISIONS OF ESCROW ("General Provisions"), are being entered into pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated _____________, 20___, by and between _____________________________, as the "Seller,", and ___________________________________, as the "Buyer," as the same may be amended from time to time ("Purchase Agreement"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.
THE PARTIES UNDERSTAND AND ACKNOWLEDGE:
1.Deposit of Funds and Disbursements. Unless directed in writing by Seller or Buyer, as applicable, to establish a separate, interest-bearing account together with all necessary taxpayer reporting information, all funds received by Escrow Agent shall be deposited in general escrow accounts in a federally insured financial institution ("Depositories"). All disbursements shall be made by Escrow Agent's check or by wire transfer unless otherwise instructed in writing by the party to receive such disbursement. The Good Funds Law requires that Escrow Agent have confirmation of receipt of funds prior to disbursement.
2.Disclosure of Possible Benefits to Escrow Agent. As a result of Escrow Agent maintaining its general escrow accounts with the Depositories, Escrow Agent may receive certain financial benefits such as an array of bank services, accommodations, loans or other business transactions from the Depositories ("Collateral Benefits"). Notwithstanding the foregoing, the term Collateral Benefits shall not include any interest that accrues or is earned on the Initial Deposit and in no event and under no circumstance shall Escrow Agent be entitled to receive and retain any interest that accrues or is earned on the Initial Deposit. All Collateral Benefits shall accrue to the sole benefit of Escrow Agent and Escrow Agent shall have no obligation to account to the parties to this Escrow for the value of any such Collateral Benefits.
3.Miscellaneous Fees. Escrow Agent may incur certain additional costs on behalf of the parties for services performed by third party providers. The fees charged by Escrow Agent for such services shall not include a mark up or premium over the direct cost of such services.
4.Prorations and Adjustments. All prorations and/or adjustments shall be made in accordance with the Purchase Agreement.
5.Contingency Periods. Escrow Agent shall not be responsible for monitoring contingency time periods between the Parties.
6.Reports. As an accommodation, Escrow Agent may agree to transmit orders for inspection, termite, disclosure and other reports if requested, in writing or orally, by the parties or their agents. Escrow Agent shall deliver copies of any such reports as directed. Escrow Agent is not responsible for reviewing such reports or advising the parties of the content of the same.
7.Recordation of Documents. Escrow Agent is authorized to prepare, obtain, record and deliver the necessary instruments to carry out the terms and conditions of this Escrow and, to the extent that Escrow Agent is also the Title Company, to issue the ALTA Extended Coverage Policy at Closing, subject to and in accordance with the Purchase Agreement or pursuant to separate written instructions to Escrow Agent executed by Seller.
8.Conflicting Instructions and Disputes. No notice, demand or change of instructions shall be of any effect in this Escrow unless given in writing by Seller and Buyer. In the event a demand for the Initial Deposit and/or any other amounts in this Escrow is made which is not concurred with by Seller and Buyer (regardless of who made demand therefor), Escrow Agent may elect to file a suit in interpleader and obtain an order from the court allowing Escrow Agent to deposit all funds and documents in court and have no further liability with respect thereto.

If an action is brought involving this Escrow and/or Escrow Agent, Seller and Buyer agree to indemnify and hold Escrow Agent harmless against liabilities, damages and costs incurred by Escrow Agent (including reasonable attorney's fees and costs) except to the extent that such liabilities, damages and costs were caused by the negligence, gross negligence or willful misconduct of Escrow Agent.
9.Amendments to General Provisions. Any amendment to these General Provisions must be mutually agreed to by Seller and Buyer and accepted by Escrow Agent. The Purchase Agreement and these General Provisions shall constitute the entire escrow agreement between the Escrow Agent and the parties hereto with respect to the subject matter of the Escrow.
10.Copies of Documents; Authorization to Release. Escrow Agent is authorized to rely upon copies of documents, which include facsimile, electronic, NCR, or photocopies as if they were an originally executed document. If requested by Escrow Agent, the originals of such documents shall be delivered to Escrow Agent. Documents to be recorded MUST contain original signatures. Escrow Agent may furnish copies of any and all documents to the lender(s), real estate broker(s), attorney(s) and/or accountant(s) involved in this transaction upon their request.
11.Execution in Counterpart. These General Provisions and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute the same instruction.
12.Tax Reporting, Withholding and Disclosure. The Parties are advised to seek independent advice concerning the tax consequences of this transaction, including but not limited to, their withholding, reporting and disclosure obligations. Escrow Agent does not provide tax or legal advice and the parties agree to hold Escrow Agent harmless from any loss or damage that the parties may incur as a result of their failure to comply with federal and/or state tax laws. EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW, WITHHOLDING OBLIGATIONS ARE THE EXCLUSIVE OBLIGATIONS OF THE PARTIES AND ESCROW AGENT IS NOT RESPONSIBLE TO PERFORM THESE OBLIGATIONS UNLESS ESCROW AGENT AGREES IN WRITING.
13.Taxpayer Identification Number Reporting. Federal law requires Escrow Agent to report Seller's social security number and/or tax identification number, forwarding address, and the gross sales price to the Internal Revenue Service. Escrow cannot be closed nor any documents recorded until the information is provided and Seller certifies the accuracy of such information to Escrow Agent.
14.Purchase Agreement. In the event of any conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of these General Provisions, the terms and conditions of the Purchase Agreement shall govern.
15.Notices. All notices relating to these General Provisions shall be given in compliance with the Notice provisions set forth in the Purchase Agreement.

SELLER:

By:	EXHIBIT – DO NOT SIGN

Title:

Date:		, 20

BUYER:

By:	EXHIBIT – DO NOT SIGN

Title:

Date:	, 20

ESCROW AGENT:

By:	EXHIBIT – DO NOT SIGN

Title:

EXHIBIT H
FORM OF LEASE
(see attached)
H-1

SCHEDULE 1.0
LIST OF SELLER'S DELIVERIES
PROPERTY DILIGENCE
1)Property Acquisition: Purchase and Sale Agreement and ancillary documents regarding purchase of Property
2)FF&E – detailed breakdown of FF&E now owned or expected to be acquired to support operations, including costs
3)Approvals - Evidence of approvals, zoning and permitting for the Property, including evidence of support from the local jurisdiction as necessary
4)Build-out Plans – drawings, approvals, permitting, budgets, GC contract / bids for TI work to be done at the Property
5)Title Policy / Survey – most recent issued policy of title insurance, together with copies of all listed exceptions, and current draft policy of title insurance as well as most recent survey
6)Environmental – environmental reports, including those generated by third parties
7)Physical – Physical Condition report, if available
8)Taxes – current Property tax bills and assessor’s statements of current assessed value
TENANT DILIGENCE
1)General Company Information
a.Entity structure chart, including all subs, affiliates, parent companies and ultimate beneficial owners
b.Organizational documents for all entities listed in Item 1.a.
c.Schedule of banks with which the company has accounts
d.List of currently held dispensary, processing, and cultivation licenses and a list of licenses to be acquired / locations where a license is being applied for.
e.Evidence of state cannabis licenses, and correspondence with state authority regarding status of issuance of permanent licensing where applicable (Massachusetts, for example).
2)Financial Information
a.Detailed financial statements for each operating entity and consolidated, including income statements, statements of cash flows and balance sheets, to the extent available
b.Copies of any sales agreements with dispensaries
c.Copies of any equity financing documents and capitalization table
d.All loan/credit agreements, security documents, letters of credit, indemnity letters and guarantees to which the company (or any of the entities in 1.a.) is a party (including intercompany loans)
e.Current financial projections, business plans and internal budgets
f.All documents pursuant to which the company is a guarantor or is otherwise contingently liable for the obligations of another entity
g.Any investor presentations or other materials provided to investors in the past two years
3)Management Information
a.Schedule of officers (and their titles), directors and advisors
b.Biographies on officers and directors, including reasonable detail regarding management’s and the Board’s experience in the cannabis industry
INSURANCE / LEGAL [FOR BOTH PROPERTY AND TENANT]
1)Schedule of insurance policies, including broker, limits, retentions and coverage bases
2)Any notice of cancellation, termination or non-renewal or denial of liability under any policy
3)Loss information for the past 5 years under any insurance policy

4)All pending or threatened litigation and other claims (judicial, administrative and arbitration) by or against the company (including guarantors) or to which the company is a party, including with respect to the Property
5)All judgments or decrees to which the company or any of its properties is subject
6)All notices and correspondence received from any governmental agency alleging any violation of law, rule or regulation, including those relating to any applicable state or local cannabis law, rule or regulation
7)Any litigation concluded during the past 3 years with a description of the disposition
Such other documents or materials concerning the Property, Seller, Tenant or Guarantor in the possession or under the reasonable control of Seller as may be reasonably requested by Buyer.

SCHEDULE 2.0
ENVIRONMENTAL DISCLOSURE STATEMENT
Reference is made to the following reports, the contents of which are incorporated by reference herein:
1.Phase I – Environmental Site Assessment dated July 28, 2018, prepared by [REDACTED] and submitted to MassGrow, LLC.
2.UST Closure Report dated June 17, 2019, prepared by [REDACTED] and submitted to MassGrow, LLC

SCHEDULE 3.0
EXCLUDED PROPERTY
To be completed by Seller during the Investigation Period.